Exhibit 1.1
SIERRA WIRELESS, INC.
ANNUAL INFORMATION FORM
For the Fiscal Year Ended December 31, 2021
DATED March 18, 2022

ANNUAL INFORMATION FORM

Cautionary Note Regarding Forward-looking Statements
Certain statements and information in this Annual Information Form ("AIF") are not based on historical facts and constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Canadian securities laws (collectively, “forward-looking statements”) and may include statements and information relating to our mission, vision and values; our strategy; our expectations regarding customer demand, our supply chain, manufacturing capacity (including manufacturing shutdowns or slowdowns) and the potential impact of COVID-19 in these areas; our ability to meet customer demand and our financial results; expectations regarding post-COVID-19 recovery; expectations regarding the Company's cost savings initiatives; statements regarding our strategy, plans, goals, objectives, expectations and future operating performance; the Company's liquidity and capital resources; the Company's financial and operating objectives and strategies to achieve them; the impact of the ransomware incident on our business operations; our work to review and evaluate additional security measures and the ability that they will have to protect our IT systems; general economic conditions; estimates of our expenses, future revenues, financial results and capital requirements; our expectations regarding the legal proceedings we are involved in; statements with respect to the Company's estimated working capital; expectations with respect to the adoption of Internet of Things (“IoT”) solutions; expectations regarding trends and growth in the IoT market and wireless module market; expectations regarding product and price competition from other wireless device manufacturers and solution providers; our ability to implement effective control procedures; and expectations regarding the launch of fifth generation cellular embedded modules and routers. Forward-looking statements are provided to help you understand our views of our short and long term plans, expectations and prospects. We caution you that forward-looking statements may not be appropriate for other purposes.
Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as "outlook", "guidance", “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible”, or variations thereof, or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are not promises or guarantees of future performance. They represent our current views and may change significantly. Forward-looking statements are based on a number of material assumptions, including, but not limited to, those listed below, which could prove to be significantly incorrect:
•the scope and duration of the COVID-19 pandemic and its impact on our business;
•our ability to return to normal operations after the COVID-19 pandemic has subsided globally;
•expected constraints on component supply and manufacturing capacity;
•constraints impacting our ability to receive supply from our suppliers and deliver product to our customers;
•customer demand and our ability to continue to sell our products and services in the expected quantities at the expected prices and expected times;
•our operations not being adversely disrupted by further ransomware or cyber security attacks;
•our ability to effect and to realize the anticipated benefits of our business transformation and restructuring initiatives, and the timing thereof;
•our ability to develop, manufacture, and sell new products and services that meet the needs of our customers and gain commercial acceptance;
•expected macro-economic business conditions;
•expected cost of sales;
•our ability to win new business;
•our ability to integrate acquired businesses and realize expected benefits;
•our ability to renew or obtain credit facilities when required;
•expected deployment of next generation networks by wireless network operators;
•our operations not being adversely disrupted by other developments, operating, cyber security, litigation, or regulatory risks; and
•expected tax and foreign exchange rates.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ significantly from those expressed or implied in our forward-looking statements, including, without limitation:
•negative impact from COVID-19 could be prolonged and natural catastrophes could impact our capacity to continue critical operations;
•our ability to comply with covenants under our credit facilities;
•competition from new or established competitors or from those with greater resources;
•our reliance on third party suppliers for certain components used in our products;
•our dependence on a limited number of third party manufacturers;
•cyber-attacks or other breaches of our and our vendors' information technology security;
•the loss of, or significant demand fluctuations from, any of our significant customers;
•our financial results being subject to fluctuations;
•our business transformation initiatives, including investments and partnerships, may result in disruptions to our business and may not achieve the anticipated benefits;
•our ability to respond to changing technology, industry standards, and customer requirements;
•failures of our products or services due to design flaws and errors, component quality issues, manufacturing defects, network service interruptions, cyber-security vulnerabilities or other quality issues;
•deterioration in macro-economic conditions could adversely affect our operating results and financial conditions;
•our ability to retain, hire and transition in a timely manner experienced and qualified additional executive officers and key employees as needed to achieve our business objectives;
•risks related to the transmission, use and disclosure of user data and personal information;
•disruption of, and demands on, our ongoing business and diversion of management's time and attention in connection with acquisitions or divestitures;
•risks related to infringement on intellectual property rights of others and our ability to obtain necessary rights to use software or components supplied by third parties;
•our ability to enforce our intellectual property rights;
•unanticipated costs associated with litigation or settlements;
•our dependence on mobile network operators to promote and offer acceptable wireless data services;
•risks related to contractual disputes with counterparties;
•risks related to governmental regulation;
•risks inherent in foreign jurisdictions; and
•risks related to tariffs or other trade restrictions.
This list is not exhaustive of the factors that may affect any of our forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to under "Risk Factors" and those referred to in our other regulatory filings with the U.S. Securities and Exchange Commission (the "SEC") in the United States and the provincial securities commissions in Canada.

Our forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and we do not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, except as required by applicable law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

CURRENCY
Unless otherwise indicated, all figures are stated in United States dollars.

CORPORATE STRUCTURE
Unless the context otherwise indicates, references to “we”, “our”, “us”, “the Company”, “the Corporation” or “Sierra Wireless” in this Annual Information Form means Sierra Wireless, Inc. and its subsidiaries.
Sierra Wireless was incorporated under the Canada Business Corporations Act on May 31, 1993. The Articles of Sierra Wireless were amended by a Certificate of Amendment issued March 29, 1999 to remove the private company provisions and restrictions on share transfer. The Articles of the Company were further amended by Certificates of Amendment issued May 13, 1999 and May 14, 1999 to: (i) re-designate and change all existing Common Shares in the capital of the Company to new Common Shares in the capital of the Company (the “Common Shares”); (ii) change the rights attached to all Preference Shares in the capital of the Company (the “Preference Shares”) and to remove each existing series of Preference Shares; and (iii) consolidate the Common Shares on the basis of one post-consolidation Common Share for 1.5 pre-consolidation Common Shares. The Articles of Sierra Wireless were amended further by a Certificate of Amendment issued May 28, 2020 to increase the maximum number of directors of the Company from nine to twelve. Effective March 30, 2003, the Company amended the Company's By-laws to take into account certain changes made to the Canada Business Corporations Act, including (i) the reduction of the Canadian residency requirement to 25% and (ii) to allow for the advance of funds by the Corporation to a director, officer or other person for the costs of a proceeding where the Company is obligated to indemnify such person. The Company amended the By-laws further on April 14, 2014 to (i) increase the quorum for the transaction of business at any meeting of the board to a majority of the directors, (ii) increase the quorum at any meeting of shareholders to two presents in person, each being a shareholder entitled to vote or duly appointed proxyholder or representative for a shareholder so entitled, and holding or representing, in the aggregate, at least 25% of the votes attaching to all the shares of the Company entitled to be voted at the meeting, and (iii) to adopt the Company's advance notice policy. The Company amended the By-laws further on April 20, 2020 to (i) permit electronic meetings of shareholders, (ii) amend certain provisions regarding the notice and record dates for shareholder meetings, and (iii) revise the advance notice provisions to better align with current best practices and industry standards.

The Company’s registered and records office is located at Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1L3 and its head office and principal place of business is located at 13811 Wireless Way, Richmond, British Columbia, Canada, V6V 3A4.
The following table lists the principal subsidiaries of Sierra Wireless and their jurisdictions of incorporation or organization as at December 31, 2021. All such entities are 100% owned, directly or indirectly, by Sierra Wireless.

Name	Jurisdiction of Incorporation or Organization
Sierra Wireless America, Inc.	Delaware, U.S.A.
Sierra Wireless S.A.	France
Sierra Wireless Hong Kong Limited	Hong Kong
Sierra Wireless Sweden AB	Sweden
Subsidiaries with total assets and revenues less than 10 per cent, and in the aggregate less than 20 per cent, of total consolidated assets or total consolidated revenue are excluded from the list.

GENERAL DEVELOPMENT OF THE BUSINESS
Sierra Wireless provides leading solutions for the Internet of Things (“IoT”) comprised of our recurring connectivity services, cloud platform, routers and embedded cellular modules. Enterprises, industrial companies, public safety agencies and Original Equipment Manufacturers ("OEMs") worldwide rely on our expertise to digitize their assets by connecting their equipment and products from the edge of the cellular network to the cloud. Our Device-to-Cloud solutions reduce the complexity of IoT and allow our customers to scale their deployments quickly and securely. We continue to seek opportunities to partner, acquire or invest in businesses, products and technologies that will help us drive our growth strategy forward, and expand our leading position in the IoT market.
COVID-19 Impact
In light of the ongoing COVID-19 pandemic, we have continued to focus on the health of our employees, partners, and customers. Maintaining the continuity of our business operations while ensuring the health and safety of our teams has been critical. We have also worked to develop and promote products and solutions that we believe will best serve communities as they deal with the challenges of COVID-19, including the transformation of medical care with connectivity.
As COVID-19 continues to impact economies around the world, it creates significant uncertainty regarding the nearer term outlook for the markets where we provide our products and services. Our products serve companies across a broad range of industries, with some of our customers seeing demand delays while others are seeing significant improvements in their businesses. We have been partnering with our customers to address many of these changes and to manage their planned shipments and production allocations, including adjusting order lead-times for our industrial customers and distributors.
We see global supply chain tightness from key suppliers and manufacturing challenges that are constraining our ability to deliver and meet demand. We do not expect the global supply chain tightness to alleviate in the near term. During the third quarter of 2021 we experienced manufacturing capacity constraints in Vietnam as a result of COVID-19, which improved in the fourth quarter of 2021. While our manufacturing capacity has improved to date and we expect to build and ship more modules and routers including from our new Mexico manufacturing site, the ongoing potential impact of Covid-19 and tight supply chain makes for an uncertain operating environment. See "Risk Factors - Our business, financial condition and results of operations have been and will continue to be adversely affected by the ongoing COVID-19 pandemic, and natural catastrophes could impact our capacity to continue critical operations.”
We have taken actions with respect to how we operate our business to comply with government restrictions and guidelines as well as best practices to protect the health and well-being of our employees. Internally, since mid-March of 2020, the majority of our employees have been working from home. We have been able to operate our business effectively and (other than as discussed above) without major interruptions, and have also taken measures to reduce our operating expenditures.
The COVID-19 pandemic continues to evolve, and we continue to monitor the effects of COVID-19 on our business in all regions that we serve. The extent to which COVID-19 may impact our business depends on future developments, which are highly uncertain and cannot be predicted with confidence, such as the geographic spread of the disease (including new variants of concern), the duration of the outbreak, business closures or business disruptions, public health restrictions on travel and in-person interactions, and the effectiveness of vaccination campaigns and other actions to contain and treat the disease in North America, Europe, and the Asia-Pacific region. We cannot presently predict with accuracy the duration, scope and severity of any potential business closures or disruptions, or the overall effects of COVID-19 on our business over time. Continued shutdowns or other business interruptions could result in material and negative effects on our ability to conduct our business in the manner and on the timelines presently planned, which could have a material adverse impact on our business, results of operation, and financial condition. See "Risk Factors - Our business, financial condition, and results of operations have been and will continue to be adversely affected by the ongoing COVID-19 pandemic, and natural catastrophes could impact our capacity to continue critical operations.”

Ransomware Incident
On March 20, 2021, Sierra Wireless was the subject of a ransomware incident affecting our internal IT systems and corporate website. As a result of the incident, we temporarily halted production at our manufacturing sites. We immediately engaged a leading team of external legal counsel and forensic investigators to support us with our investigation, and identify, isolate and address the incident.
We have since enhanced our security and monitoring tools with an added layer of protection that is intended to detect and identify malicious activity and assist us in cleaning any potentially compromised systems. While initially suspended, our factory production resumed less than a week after the incident was discovered. Our internal teams continued to work with our external advisors to review, evaluate, and implement additional security measures to further protect our systems. Ensuring the safety and security of our systems remains one of our top priorities. The investigation into the impact of the ransomware incident has been completed. However, there can be no assurance that further impacts to our internal controls or operations will not be identified. See also “Risk Factors - Cyber-attacks or other breaches of information technology security could have an adverse impact on our business”.
Acquisitions
On January 7, 2020, we completed the acquisition of M2M Connectivity Pty Ltd, M2M One Pty Ltd and D-Square Innovation Pty Ltd (collectively, the "M2M Group") in Australia. Total purchase consideration for the acquisition of the M2M Group was $21.1 million, comprised of cash consideration to the shareholders of $19.6 million for 100% of the equity of the M2M Group, plus approximately $1.3 million for the retirement of certain obligations and $0.2 million for normal course working capital adjustments. The purchase consideration was fully paid in 2020. The M2M Group is focused on IoT connectivity services and cellular devices in Australia, and the acquisition expands the Company's IoT Solutions business in the Asia-Pacific region.
On December 15, 2020, we completed the acquisition of M2M One NZ Ltd ("M2M New Zealand") in New Zealand. Total purchase consideration for the acquisition of M2M New Zealand was $4.0 million, comprised of cash consideration to the shareholders of $3.6 million for 100% of the equity of M2M New Zealand, of which $0.3 related to a tax holdback that we paid to the sellers in June 2021, plus a $0.4 million cash holdback amount released to the seller on December 15, 2021.
Divestiture of Automotive Embedded Module Product Line
On July 23, 2020, we entered into a definitive agreement (the "Sale Transaction") with Rolling Wireless (H.K.) Limited ("Rolling Wireless"), a consortium led by Fibocom Wireless Inc. of Shenzhen to divest our Shenzhen, China-based automotive embedded module product line ("Automotive Business"). On November 18, 2020, we completed the Sale Transaction for total gross proceeds of $165.0 million in cash, subject to working capital adjustments, including $10.0 million of proceeds held in escrow that we recorded in restricted cash and was released on January 8, 2021. Approximately 150 employees become employees of Rolling Wireless, of which approximately 120 employees are located in Mainland China and 30 are located in Europe or the Asia-Pacific region.
In accordance with U.S. GAAP, the results of operations of the Automotive Business as discontinued operations in our consolidated statements of operations and comprehensive loss for the years ended December 31, 2021 and 2020. All results of operations of the Automotive Business are classified as discontinued operations in all periods presented in this AIF.
Key Highlights for the Year Ended December 31, 2021
For a review of events that influenced our general development during 2021, please see section "Annual Overview - Key highlights for the year ended December 31, 2021" of our MD&A for the year ended December 31, 2021, a copy of which is available on SEDAR at www.sedar.com.

Highlights of Recent Financial Performance of our Business
For a discussion of consolidated annual results of operations for fiscal year 2021 compared to fiscal year 2020 and fiscal year 2020 compared to fiscal year 2019, please see section " Discussion of Consolidated Annual Results of Operations" of our MD&A for the year ended December 31, 2021, a copy of which is available on SEDAR at www.sedar.com.
NARRATIVE DESCRIPTION OF THE BUSINESS
Industry Background
We manufacture cellular wireless devices and provide services in the wireless communications and information technology industry, enabling connectivity for IoT solutions through cellular, and short range wireless technologies. These technologies include 2G cellular standards such as GSM/GPRS/EDGE and CDMA/1xRTT; 3G standards such as UMTS (including HSPDA and HSUPA) and EV-DO; 4G standards such as HSPA+, LTE, LTE-A; 5G standards such as fifth generation new radio (“5G NR”) standards (both millimeter wave and sub-6 Gigahertz frequencies); Low Power Wide Area ("LPWA") standards such as LTE-M and NB-IoT; and wireless local area network technologies such as Wi-Fi and Bluetooth; and Global Navigation Satellite System (“GNSS”) positioning. Key industry participants include:
•mobile network operators ("MNOs") and mobile virtual network operators ("MVNOs"), who deploy, own and operate wireless networks, and provide service to end users;
•infrastructure vendors, who provide the networking equipment and software to build such networks;
•device manufacturers, who provide voice and data communication devices that use the network, such as modems, embedded wireless modules and wireless routers;
•semiconductor companies who manufacture the technology platforms and chipsets that are often used by device manufacturers to develop their products, and
•application enablement and cloud vendors, who provide applications and data analytics to enterprises and consumers that utilize the wireless networks.
Over the past several years, we have transitioned our business to focus specifically on integrated Device-to-Cloud solutions for IoT applications providing cloud and connectivity services as well as a broad portfolio of 2G, 3G, 4G, 5G, LPWA, and short-range wireless embedded modules and intelligent routers.
Recent market trends in the wireless communications industry include:
•Evolving wireless networks. Mobile network operators around the world continue to invest in network upgrades to support LTE technologies, enabling mobile broadband connectivity beyond gigabytes per second. Mobile network operators also continue to expand and improve network coverage, improving the ubiquity of cellular wireless access globally.
•Adoption of 5G technology. Many mobile network operators around the world are now rolling out 5G networks. This development is expected to continue to significantly expand the market for real-time, low-latency, and high volume IoT applications.
•Adoption of LPWA technology. To expand the market for IoT applications, the industry adopted LPWA standards in 2016 by approving specifications for Cat M-1 and NB-IoT. Sierra Wireless worked actively with the 3rd Generation Partnership Project ("3GPP") standards body in setting the Cat M-1 and NB-IoT standards and we remain active in evolving this innovative technology. This development is expected to significantly expand the market for low power, deep coverage IoT applications. Cat M-1 and NB-IoT devices and related services began to be deployed in late 2018 and we expect this new technology to continue to grow in 2022.
•Technology improvements in devices and software. Improvements in wireless chipset technology, including greater integration, higher speeds, and lower power consumption, are driving further advances in cellular devices including on-board application processing, faster data transfer, smaller form factors, lower hardware costs, and longer battery life for host devices. These advances have helped enable the growth in demand for connected IoT devices and applications across many segments including transportation, energy, enterprise networking, sales and payment, industrial control and monitoring, and field service.
•Lower, more flexible service pricing. MNOs are introducing new wireless connectivity service pricing models to accelerate growth of IoT solutions and applications globally.
•Emergence of MVNOs specifically for the IoT. MVNOs are increasing their level of activity in the IoT and expanding their service offerings by leveraging their connectivity services and adding application enablement and device management for IoT applications, often targeting specific vertical market segments.
•Increasing focus and investment by large ecosystem participants. Large ecosystem participants, such as mobile network operators, system integrators, semiconductor companies, contract manufacturers, cloud services providers, and application enablement companies, are increasing their investments in, and strategic focus on, IoT solutions. Enterprises, governments, and other organizations are increasingly incorporating IoT solutions into their business models to enhance productivity, reduce costs, and create competitive advantage.
We expect these trends, and others, to stimulate overall growth in the IoT market. With higher speeds, lower costs, increased battery life, and ubiquitous coverage in mobile networks, plus more ecosystem investment and innovative products from solution providers, the number of wireless connected devices and data traffic is expected to increase substantially over the next decade. This growth will be driven largely by deployment of LPWA and 5G technologies for both low-speed and high-speed IoT connectivity. In turn, this growth is expected to drive demand for secure, scalable, integrated device-to-cloud IoT solutions that can connect, gather, store, and manage data for customer applications.
Products and Solutions
We provide integrated Device-to-Cloud IoT solutions that are comprised of our recurring connectivity services, our IoT embedded cellular modules and routers, our cloud platform, and our high-speed embedded cellular modules and routers. Enterprises, industrial companies, and OEMs worldwide rely on our expertise to deliver fully integrated IoT solutions to reduce complexity, gather intelligent edge data, and enable connected IoT products and services.
With sales, engineering, and R&D teams located in offices around the world, we offer a comprehensive portfolio of embedded modules and routers, seamlessly integrated with our cloud platform and connectivity services. Our integrated solutions are developed to be simple, scalable, and secure, enabling customers to get their connected products and services to market faster. Our devices are currently operating on more than 650 networks globally and we have shipped more than 200 million connected devices worldwide.
Change in Reportable Segments
For 2020 and 2019, we operated our business under two reportable segments (i) IoT Solutions and (ii) Embedded Broadband. During the first quarter of 2021, we revised our reportable segments to better reflect the way the Company manages its business and reorganized our reportable segments to align our various businesses for future growth and to streamline operations. We now classify our operations into the following two reportable segments: (i) IoT Solutions (New) and (ii) Enterprise Solutions. We have retroactively restated prior period information to align with this new segmentation.
IoT Solutions (New)
Our new IoT Solutions segment includes our cellular wireless IoT module solutions, embedded broadband solutions, and IoT connectivity services.
Our world-class and market leading portfolio of cellular wireless IoT modules provide OEMs with 5G, 4G LTE, third generation/second generation (“3G/2G”), LPWA, Wi-Fi, Bluetooth and GNSS connectivity with simple, scalable, and secure solutions that accelerate product development and deployment. This portfolio of secure IoT modules features built-in edge-to-cloud connectivity and both cloud and industrial APIs. These and other advanced features enable OEMs to simplify product development, integration, and deployment, helping them quickly prototype and deliver new connected products to market. All Sierra Wireless modules feature built-in security, minimizing risk for customers, and reducing the time and resources they need to invest in meeting certification requirements.
Our embedded broadband solutions are comprised of our industrial-grade modules that provide unprecedented speed, bandwidth, and network performance for connecting to the world’s 5G and 4G networks. These high-speed modules are typically used in non-industrial applications, namely mobile computing, and enterprise networking.
We also offer IoT connectivity services that help customers simplify their IoT journey, whether their machines or other connected assets are regionally located or globally dispersed. Our Enhanced Carrier Connectivity service optimizes and simplifies North American deployments, with multi-carrier options for IoT deployments in the U.S., Canada, and Mexico and a single point of accountability for connectivity management. Our Smart Connectivity service accelerates global IoT deployments, while making it easy for customers to maintain a secure connection to assets anywhere in the world. Both services leverage Sierra Wireless’ 24/7/365 Global Network Operation Center based in Atlanta, Georgia and our partnerships with more than 650 networks in more than 190 countries.
In the second quarter of 2021, we announced our new HL78 Series Long-Term Evolution for Machines ("HL78 Series") and Narrowband Internet of Things modules. The HL78 Series includes the HL7845 module for smart energy solutions, and the HL7810 and HL7812 for battery powered and low power deployments that require deep area coverage such as smart city applications, asset tracking, commercial buildings, manufacturing, healthcare, and agriculture. These modules offer best-in-class power consumption and the highest level of security, while minimizing the risk of industrial IoT deployment.

With our first-to-market 5G NR, Sub-6 Gigahertz, millimeter wave 5G IoT modules, we enable many new applications that require secure connectivity worldwide, and in the second quarter of 2021 we announced our next generation of 5G modules, the EM92 Series. These new 5G modules feature 3GPP Release 16 standard capabilities, and provide secure connectivity worldwide at the highest possible speeds and with low latency for mobile computing, routers, industrial automation, commercial video surveillance, healthcare, public safety, and new IoT applications.
Sierra Wireless has a successful track record of pioneering wireless innovations and we are committed to delivering new 5G solutions to support network rollouts. Our expertise, portfolio of integrated end-to-end solutions, and strong partnerships help customers move past the complexities of IoT to drive new revenue streams, new services, and new business models. We have a strong customer base, and we make it simple for our customers to embed high-speed cellular technologies and manage these devices through our IoT cloud platform. Our 5G EM Series modules have been designed to connect to 5G networks around the world, and our EM91 Series modules have already been certified to operate by 5G mobile network operators in North America, Europe, and Asia.
Enterprise Solutions
Our Enterprise Solutions segment includes our range of Sierra Wireless AirLink® routers, IoT applications and advanced network management, managed network services, and mobility applications. These secure 4G, LTE, and 5G NR networking solutions support mission critical applications in key industries such as retail, financial services, field service, smart grid/ smart metering, oil and gas, transportation, and public safety. We have a broad range of cellular routers complemented by our cloud-based services and software for secure management.
In the second quarter of 2021, we launched our most advanced 5G router portfolio, the XR Series. The first two routers in the XR Series, the XR90 and the XR80, enable customers to leverage the higher data speeds and lower latency of 5G, required for real-time video streaming and voice communications in mission-critical environments and high performance business-critical 5G applications. The XR Series delivers the full performance of 5G across any network (5G, Wi-Fi 6, Ethernet) whether used for mobile applications or primary, temporary, or backup fixed wireless connectivity. In November of 2021, we announced that the 5G XR Series routers had been certified for use on T-Mobile’s nationwide 5G network in the United States.
Our router solutions address a broad range of market applications within the mobility, industrial, and enterprise market segments. Our products are known for their technical capability and high reliability in mission-critical applications. These routers leverage our expertise in wireless technologies and offer the latest capabilities in LTE networking, including Wi-Fi, Bluetooth, GNSS, and FirstNet.
We offer asset, fleet, and cargo tracking; offender and remote monitoring; and alarm communications. These solutions and services also benefit from our IoT cloud platform services, which customers can use to help connect devices to mobile networks, manage their devices and build new IoT applications. These applications are market-ready and include all the components of an IoT solution, including edge-to-cloud devices, connectivity, and software applications, with a quick time to market and easy deployment in the field.
In the second quarter of 2021, we launched Acculink Cargo, a new managed IoT solution for asset tracking which offers advanced capabilities to track the location and condition of high-value and sensitive assets anywhere in the world. Acculink Cargo has also been integrated with Microsoft Azure IoT Central, providing a managed solution bundling both the hardware and platform bringing simplicity, extra functionality, and capabilities for customers.

Our managed network services provide customers with reliable and secure wireless broadband connectivity when and where they need it, by combining our industry-leading hardware portfolio with multi-network connectivity access. With the solution expertly installed by certified installers and managed 24/7/365 by our team of wireless professionals, we provide customers with everything they need for connectivity, with a single monthly price and guaranteed service levels. In October of 2021, we announced the availability of our 5G managed network service in the United States, offering customers the superior speed and low latency of 5G cellular wireless connectivity for their business-critical applications.
We also provide a cloud platform that includes advanced reporting and analytics. Our AirLink® cellular routers are integrated tightly with our AirLink® management service. These and other industry-leading capabilities have enabled us to achieve a leading position in the global cellular wireless IoT router market.
Customers

Our IoT devices and solutions are used by a variety of customers across numerous market segments and many use cases. Market segments that we serve include industrial, utility, energy, manufacturing, transportation, public safety, security, sales and payment, mobile computing, enterprise networking, cleantech, field services, residential, and healthcare.
We sell our products both directly and through indirect channels including OEMs, distributors, value-added resellers ("resellers"), and mobile network operators. We sell our products to customers worldwide and have built sales and distribution teams to support our international business.
Original Equipment Manufacturers
OEMs are customers that integrate our devices into their machines and equipment which they manufacture and sell to end-user markets through their own direct sales force and indirect distribution channels. In many cases we leverage the market-specific expertise and go-to-market capabilities of our OEM partners to address the connectivity solution needs of certain market segments. Our devices have been integrated into a range of OEM solutions, such as commercial vehicles, smart energy meters, point of sale terminals, enterprise routers, notebooks, assembly line machinery, mobile and fixed equipment, alarm panels, and medical equipment. We sell to OEMs both directly and indirectly through distribution partners around the world.

Resellers and Distributors
Resellers purchase our products either directly from us or from our distributor network and resell them to OEMs and enterprise customers. In order to support our global resellers and OEMs, we have established a global network of distribution partners. Distributors make our products available to a large number of resellers and OEM customers around the world. Resellers often combine our products with other elements of an overall solution, such as additional hardware, application software, and communication services, and deliver a complete solution to the end-user customer. Resellers include IT resellers, system integrators, and application solution providers.
Mobile Network Operators
We maintain strong relationships with key mobile network operators worldwide and these relationships allow us to stay aligned with wireless technology trends while we work together to develop the market to drive IoT growth. We have also entered into wholesale purchase agreements with several mobile network operators that enable us to provide global cellular connectivity services to our customers. Additionally, mobile network operator sales teams often work with our sales teams to jointly sell wireless solutions to OEMs, enterprise, and government customers. The mobile network operator channel provides us with extended customer reach, while at the same time allows the operators to leverage our wireless solutions expertise to help sell their connectivity services.

Strategic Partnerships

In June 2019, we established a partnership with Microsoft and our Octave solution, and in July of 2021 we announced that Acculink, our managed IoT solution for high value asset tracking, was also now part of the Azure IoT Central marketplace. We are actively engaged with the Azure IoT sales team and the Systems Integration partners which are part of the Azure IoT ecosystem. We are participating in numerous joint co-marketing activities including webinars, conferences and events in North America and Europe. We have secured a number of joint customer wins with Azure and have a growing funnel of joint prospects in development.

In June 2021, we announced our partnership with Orange and LACROIX on the IoT Continuum, an initiative that aims to simplify and accelerate the mass deployment of cellular IoT in Europe and beyond. The partnership brings together leading players in the IoT ecosystem to open new growth opportunities with significant savings for customers. We continue to participate in joint co-marketing activities with both Orange and LACROIX on the initiative.

In October 2021, we announced our collaboration with STMicroelectronics to simplify and accelerate the deployment of connected IoT solutions. This partnership enables the STM32 microcontroller (MCU) community to leverage our cellular IoT connectivity and edge-to-cloud solutions, simplifying the deployment of IoT devices, and enabling a quicker time to market. The collaboration with STMicroelectronics delivers a ready-to-use solution enabling customers developing a wide range of IoT solutions using STM32 MCUs, the ability to easily build solutions with our cellular connectivity. We continue to participate in joint marketing initiatives with STMicroelectronics including webinars, blogs, and events.
Product Development
We have built a reputation in the wireless industry for creating state-of-the-art, high quality products and services and for bringing them to market within aggressive timeframes. Our global product development teams of 428 full time employees, at December 31, 2021, are located in Richmond, Canada; Toulouse, France; Atlanta, United States; and Taipei, Taiwan. These teams are skilled in the areas of radio design, hardware design, embedded software design cloud-based application development, and cellular network design. The product development teams include leaders with extensive experience in their fields, along with younger graduates from leading universities.

Our goal is to develop complete, thoroughly validated, high quality products and solutions that are closely managed throughout their entire life cycle. As part of this approach, individuals from our product development group form product-specific teams with staff from other functional areas, including research and development, product management, marketing, operations, technical support, and quality. These teams work closely to bring new products through the development phase, while balancing the market requirements of performance, time to market, and product cost. Concepts and prototypes are validated by working with lead customers, channel partners, and industry consultants. From time to time, projects are outsourced to third parties, who provide product development leverage for our in-house development teams.
Products and services that result from our development process are designed and tested to industry standards, as well as customer requirements and are introduced to our contract manufacturing partners for production and delivery to our customers. Included in the development effort is the certification of our products with industry and regulatory standards bodies and mobile network operators. A group of senior engineers develops and monitors our development processes within an ISO 9001 approved framework. These processes are applied across all development projects.
Our product development staff stays current with technology by participating in industry groups such as the Global Certification Forum, the Cellular Telecommunications Industry Association, the European Telecommunications Standards Institute, the Third Generation Partnership Project, the GSM Association and Open Mobile Alliance, as well as through ongoing technical education. We maintain relationships with local universities by providing financial and technical contributions, hiring co-op students, and participating in informal meetings with faculty members.
Marketing
Product Management
Members of our product management teams play an active role in the development and management of products through their entire product life cycle. Emphasis is placed on understanding customer and market segment needs, developing the business case for new products and services, determining competitive positioning and pricing, and ensuring product completeness, which includes market and competitive analysis, documentation and packaging. The product management team also develops and manages the product portfolio roadmap and product management groups interface with customers regarding business opportunities and product requirements.

Marketing
Members of our marketing team develop and communicate corporate, solution and product positioning to a variety of audiences including customers, media and analysts, channel partners, ecosystem partners, and the industry in general. This is done in several ways, including:
•Global corporate and product branding, positioning and messaging;
•Marketing content generation to build awareness and thought leadership across our portfolio, including material such as: webinars, white papers, product and corporate videos, training tutorials, bylined articles, customer stories, news releases, datasheets, segment brochures, blogs and corporate brochures;
•Product launch and sales support by way of sales tools, presentations, and outbound launch programs;
•Demand generation programs to generate marketing and sales qualified leads that turn into opportunities for the business;
•Seek and secure editorial coverage and place advertisements in industry, business and trade publications, and meet with industry experts, media, and industry analysts;
•Participate in industry and segment conferences and events to drive brand awareness and generate leads;
•Develop channel marketing initiatives to educate resellers and distributors and to encourage sell-through of our products and solutions; and

•Develop partnerships with other participants in the IoT ecosystem.
Manufacturing
We outsource product manufacturing, procurement of certain components, and repair services. We believe that outsourcing allows us to:
•Focus on our core competencies, including research and product development, engineering, supply chain, and sales and marketing;
•Participate in contract manufacturer economies of scale and favorable geographic locations; getting access to high quality, lower cost manufacturing resources;
•Provide regional manufacturing to support customer requirements and minimize costs;
•Achieve rapid production scale; and
•Optimize capital utilization.
We use several contract manufacturers and logistics partners to provide an end-to-end manufacturing solution. The integrated supply chain services provided by these electronic manufacturing services ("EMS") partners, enable us to optimize product costs and capital utilization, as well as generally achieve increased operating efficiencies and scalability.

We perform certain manufacturing and supply chain related functions in-house, including production planning, key component sourcing, logistics management, manufacturing engineering, and manufacturing test development.
Competition
The market for IoT devices and solutions is growing and we expect that it will continue to attract significant competition.  Some of our competitors are large corporations with manufacturing scale and financial resources at their disposal, while others are small.  However, we believe that our innovation, deep expertise in wireless IoT communications, and the ability to provide an integrated end-to-end IoT solution to our customers with security features gives us an opportunity to differentiate ourselves.
IoT Services: Our cloud and connectivity services are a strategic differentiator of our integrated device to cloud IoT solutions offering. We have our own Smart SIM pre-integrated into our devices. Depending on the customers served, our competitors include MNOs and other companies who operate MVNOs or cloud platforms for the IoT market such as 1NCE, Aeris Communications Inc., Hologram Inc., Kore Wireless Group Inc., and Wireless Logic.
Wireless Embedded Modules: We have established a strong leadership position by being early to market with leading edge, high performance, high quality products that support the latest wireless technologies.  We are a global market leader in wireless cellular embedded modules for IoT with a broad product portfolio, a global footprint, strong relationships with global OEMs, and unique software platforms including Legato and Octave.  Our primary competitors include Fibocom Wireless Inc., Gemalto NV (acquired by Thales Group), Quectel Wireless Solutions Co. Ltd., Telit Communications PLC, and u-blox.
Intelligent Routers: The market for intelligent wireless routers is quite fragmented depending on the vertical market segment, customer base and level of competition.  In the segments where we compete, we believe that our market share is strong, and that competition is intensifying.  In order to strengthen our share position, we have launched new next generation products and increased our investments in sales capacity and other go-to-market initiatives.  Our competitors in this line of business vary by market segment and include Cisco Systems Inc., Cradlepoint Incorporated (acquired by Ericsson), Digi International Inc., Multi-Tech Systems Inc., and Peplink.
Employees
As of December 31, 2021, we had a total of 1,007 full time employees, 425 of whom are located in Canada, with the balance being located across the United States, Europe and Asia. Of our 1,007 employees, 428 are involved in product development, 77 are involved in manufacturing and operations, 317 are sales and support personnel, 50 are marketing personnel, and 135 are in finance and administration.

Employees have access to a variety of learning resources, and on-the-job learning opportunities.

We strive to offer and maintain market competitive wages, incentives, and benefits for our employees in order to attract and retain great talent.

We also strive to build and uphold a diverse, equitable and inclusive workplace.
Intellectual Property
We believe that a considerable portion of the value of the Company resides in our intellectual property, the combined expertise of our teams, our inventions, and our ability to apply rapidly changing technology to new and innovative solutions for our customers.

We protect our intellectual property through a combination of patent protection, copyright, trademarks, trade secrets, licenses, non-disclosure agreements, and contractual provisions. We enter into a non-disclosure and confidentiality agreement with each of our employees, consultants, and third parties that have access to our proprietary technology. Under assignment of inventions agreements, all of our employees and consultants assign to Sierra Wireless all intellectual property rights in the inventions created during such person’s employment or contract with Sierra Wireless.

We currently hold 119 United States patents and 92 international patents. Additional patent applications are pending. We also access the intellectual property of third parties by entering into commercial licenses and cross-licenses when appropriate.
Governmental Regulation
Our products and services are subject to regulatory regimes in the United States, Canada, the European Union (“EU”) and other regions in which we operate, and in some cases, we are required to obtain regulatory approvals or licenses in order to sell our products and services.

In the United States, the Federal Communications Commission regulates many aspects of communications devices and services. In Canada, similar regulations are administered by Innovation, Science and Economic Development Canada ("ISED"), and the Canadian Radio-television and Telecommunications Commission ("CRTC"). EU directives provide the comparable regulatory guidance in Europe.
Wireless devices must be approved under these regulations by the relevant government authority prior to these products being offered for sale, and in some cases, our service offerings may be subject to licensing requirements in various jurisdictions. We believe we have obtained all necessary Federal Communications Commission, ISED, CRTC, EU, and other required regulatory approvals and licenses for the products and services we currently sell.
Foreign Operations
We operate foreign research and development facilities in Toulouse, France; Atlanta, United States; and Taipei, Taiwan.

Our major foreign sales, marketing and support functions are in Toulouse, France; Atlanta, United States; and Taipei, Taiwan.
We use a number of large global EMS providers with factories located in Vietnam, China, and Mexico to manufacture our products and provide integral supply chain services. We also use additional partners to support regional manufacturing requirements and select products including more complex, lower volume devices.

Additional Information Concerning Our Business
From time to time, some of our products may be subject to importation tariffs in the United States and other markets around the world.

The Company has been actively involved in building a responsible, sustainable business for many years, along with empowering other businesses to create sustainable practices using our products. We are a member of the Responsible Business Alliance ("RBA"), conducting our operations in line with the RBA Code of Conduct. This sets out standards for social, environmental, and ethical issues aimed at achieving more equitable work environments and environmentally friendly supply chains. We also actively participate in advancing sustainability as it relates to governance, social and environment standards.

Our operations do not have a significant impact on the environment. We have not made, and are not required to make, any significant capital expenditures to comply with environmental regulations nor will our competitive position be affected by environmental protection requirements. We work with the contract manufacturers who build our products and relevant component suppliers, to enable our products sold in the EU to comply with the EU directives that restrict the use of certain hazardous substances in electronic equipment sold in the EU after July 1, 2006. When selling into the US, we comply with the regulations set out by The Safe Drinking Water and Toxic Enforcement Act of 1986 (California Proposition 65) which restricts chemicals in drinking water and the Toxic Substance Control Act which restricts substances and chemicals in products sold into the US.

The sustainability principles we are committed to integrating into our business, which are aligned to the United Nations’ 17 Sustainable Development Goals, have been presented in our Corporate Sustainability Progress Report, published in May 2021 at www.sierrawireless.com/company/corporate-social-responsibility/. In the report, we acknowledged our responsibility to work towards a better, more sustainable future and demonstrated ways we are honoring our commitment to integrate environmental and social initiatives throughout our business. We are committed to working with vendors, partners, and our team to bring prominence to social responsibility in the IoT industry. We will continue to develop our goals as part of our commitment to improving and refining our sustainability approach, which are essential components of our long-term growth. In this regard, our Global Environmental Policy demonstrates our commitment to building sustainable communities, including operating our business in a way that minimizes our environmental impact.

As part of our commitment to addressing climate change, we have set an absolute Greenhouse Gas (GHG) Target to reduce Scopes 1, 2, and 3 GHG emissions by 27.5% by 2030, relative to 2019 levels. This strategy is aligned to the “well below 2 °C warming scenario” and includes all Sierra Wireless facilities and operations.

Our Conflict Minerals Policy details our commitment to source materials and components from environmentally and socially responsible suppliers. It is our policy that we do not knowingly purchase materials, components or supplies containing conflict minerals originating in the Democratic Republic of Congo and adjoining countries that have not been certified as conflict free by an independent third party. We expect our suppliers to adhere to the same standard and to have the due diligence programs and processes in place to enable conflict free supply chains. We request confirmation annually from our suppliers regarding the conflict free status of the products they provide to Sierra Wireless. We report the results of this process as part of the annual requirements the SEC has developed in response to Section 1502 of the Dodd-Frank Act.
RISK FACTORS
Our business is subject to significant risks and uncertainties and past performance is no guarantee of future performance. The risks and uncertainties described below are those which we currently believe to be material, and do not represent all of the risks that we face. Additional risks and uncertainties, not presently known to us, may become material in the future or those risks that we currently believe to be immaterial may become material in the future. If any of the following risks actually occur, alone or in combination, our business, financial condition and results of operations, as well as the market price of our Common Shares, could be materially adversely affected.

Our business, financial condition, and results of operations have been and will continue to be adversely affected by the ongoing COVID-19 pandemic, and natural catastrophes could impact our capacity to continue critical operations.
Our business operations are subject to interruption by natural disasters and catastrophic events beyond our control, including, but not limited to, earthquakes, hurricanes, typhoons, tropical storms, floods, tsunamis, fires, droughts, tornadoes, public health issues and pandemics, severe changes in climate, war, terrorism, and geo-political unrest and uncertainties.
In particular, our business operations have been, and will continue to be, adversely affected as a result of government-imposed closures and other actions to contain the spread of the COVID-19 virus. The international response to the spread of COVID-19 has led to significant restrictions on travel, temporary business closures, quarantines, supply chain and shipping disruptions, global stock market volatility, and a general reduction in consumer activity, all of which could affect customer demand, commodity prices, interest rates, credit ratings, credit risk, and inflation. Inflation increased substantially in 2021 and remains elevated in 2022.
Government restrictions and other factors outside of our control also affected our manufacturing and component supplier partners globally due to factory closures, employees working remotely and logistical challenges, as well as varying employee vaccination rates and vaccine effectiveness against emerging variants of concern. We continue to experience certain supply chain disruptions relating to some of our component suppliers, primarily as a result of the continuing impact of the COVID-19 pandemic. In particular, during our third quarter, our contract device manufacturer in Vietnam faced COVID-related interruptions, resulting in production interruptions and reduced output. While production has resumed at the Vietnam facility and we increased our resilience by adding additional capacity at multiple locations, including our new Mexico site for routers, the ongoing impact of these interruptions is highly uncertain. Further, logistics supporting the transportation of goods remains a challenge.
If the COVID-19 pandemic worsens or continues for a prolonged period of time, we could experience further disruptions that could severely impact our business, including:
•disruptions relating to the manufacturing of our products, including disruptions relating to component availability from our partners and suppliers;
•logistical constraints impacting our ability to receive supply from our suppliers and deliver product to our customers; and
•continued global economic uncertainty that could impact buying patterns of our partners and customers and demand for our products and services.
These disruptions could negatively impact, and may materially negatively impact, our business, financial condition (as a result of reduced demand by customers, build-up of inventories, higher credit losses on our accounts receivable, and potential impairment of our goodwill and other assets), and results of operations in subsequent periods.
In addition, COVID-19 could result in the continued significant disruption of global financial markets, reducing our ability to access capital, which could negatively affect our liquidity in the future. Financial volatility has also adversely affected, and may continue to adversely affect, the value of our Common Shares.
The extent to which COVID-19 may continue to impact our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the geographic spread of the disease (including new variants of concern), the duration of the outbreak, business closures or business disruptions, public health restrictions on travel and in-person interactions, and the effectiveness of vaccination campaigns and other actions to contain and treat the disease in North America, Europe, and the Asia-Pacific region. We cannot presently predict with accuracy the duration, scope and severity of any potential business closures or disruptions, or the overall effects of COVID-19 on our business over time. Continued shutdowns or other business interruptions could result in material and negative effects to our ability to conduct our business in the manner and on the timelines presently planned, which could have a material adverse impact on our business, results of operation, and financial condition. The COVID-19 pandemic continues to evolve, and we will continue to monitor the effects of COVID-19 on our business.
Failure to comply with the covenants under our credit facilities may have a material adverse effect on our ability to access additional capital and/or create an event of default.
On January 19, 2022, the Company entered into a credit agreement for a new subordinate credit facility (the "Subordinate Facility") with the Canadian Imperial Bank of Commerce ("CIBC") and the Business Development Bank of Canada ("BDC") (the "Subordinate Lenders"), pursuant to which the Subordinate Lenders agreed to make available to the Company a non-revolving term facility in the principal amount of up to Cdn $60 million. This facility was fully drawn on January 21, 2022 and has a four year term, maturing on January 19, 2026. See also ”Description of Capital Structure - Credit Facilities”.
If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the Subordinate Facility, we could be in default under the Subordinate Facility. We are also required to comply with several affirmative, negative and financial covenants under the Subordinate Facility. Our ability to comply with such financial covenants may be affected by events beyond our control, which could result in a default under the Subordinate Facility; such default may have a material adverse effect on our business, financial condition, operating results or cash flows. These covenants could also limit our ability to seek capital through the incurrence of new indebtedness or, if we are unable to meet our obligations, require us to repay any outstanding amounts with sources of capital we may otherwise use to fund our business.
Competition from new or established IoT, cloud services and wireless services companies or from those with greater resources may prevent us from increasing or maintaining our market share and could result in price reductions and/or loss of business with resulting reduced revenues and gross margins.
The market for IoT products and services is highly competitive and rapidly evolving. We have experienced and expect to continue to experience the impact of intense competition on our business, including:
•competition from more established and larger companies with strong brands and greater financial, technical and marketing resources or companies with different business models;
•business combinations or strategic alliances by our competitors which could weaken our competitive position;
•introduction of new products or services by us that put us in direct competition with major new competitors;
•existing or future competitors who may be able to respond more quickly to technological developments and changes and introduce new products or services before we do; and
•competitors who may independently develop and patent technologies and products that are superior to ours or achieve greater acceptance due to factors such as more favorable pricing, more desired or better-quality features or more efficient sales channels.
If we are unable to compete effectively with our competitors' pricing strategies, technological advances and other initiatives, we may lose customer orders and market share and we may need to reduce the price of our products and services, resulting in reduced revenue and reduced gross margins. In addition, new market entrants or alliances between customers and suppliers could emerge to disrupt the markets in which we operate through disintermediation of our modules business or other means. There can be no assurance that we will be able to compete successfully and withstand competitive pressures.
We depend on single source suppliers for some components used in our products and if these suppliers are unable to meet our demand, the delivery of our products to our customers may be interrupted.
From time to time, certain components used in our products have been, and may continue to be, in short supply. Such shortages in allocation of components may result in a delay in filling orders from our customers, which may adversely affect our business. In addition, our products are comprised of components, some of which are procured from single source suppliers, including where we have licensed certain software embedded in a component. Our single source suppliers may experience damage or interruption in their operations due to unforeseen events, be impacted by natural catastrophes or public health epidemics illnesses, including COVID-19, be impacted by the recent escalation in conflict between Russia and Ukraine, become insolvent or bankrupt, or experience claims of infringement, all of which could delay or stop their shipment of components to us, which may adversely affect our business, operating results and financial condition. If there is a shortage of any such components and we cannot obtain an appropriate substitute from an alternate supplier of components, we may not be able to deliver sufficient quantities of our products to our customers. If such shortages occur, we may lose business or customers and our operating results and financial condition may be materially adversely affected.
We depend on a limited number of third parties to manufacture our products. If they do not manufacture our products properly or cannot meet our needs in a timely manner, we may be unable to fulfill our product delivery obligations and our costs may increase, our revenue and margins could decrease.
We outsource the manufacturing of our products to several contract manufacturers and depend on these manufacturers to meet our needs in a timely and satisfactory manner at a reasonable cost. Third party manufacturers, or other third parties to which such third-party manufacturers in turn outsource our manufacturing requirements, may not be able to satisfy our manufacturing requirements on a timely basis, including by failing to meet scheduled production and delivery deadlines or to meet our product quality requirements or the product quality requirements of our customers. Insufficient supply or an interruption or stoppage of supply from such third-party manufacturers or our inability to obtain additional or substitute manufacturers when and if needed, and on a cost-effective basis, could have a material adverse effect on our business, results of operations and financial condition.
Our reliance on third party manufacturers subjects us to a number of risks, including but not limited to the following:
•potential business interruption due to unexpected events such as natural disasters, public health epidemic illnesses, such as COVID-19, labor unrest, cyber-attacks, technological issues or geopolitical events;
•the absence of guaranteed or adequate manufacturing capacity;
•potential violations of laws and regulations by our manufacturers that may subject us to additional costs for duties, monetary penalties, seizure and loss of our products or loss of our import privileges, and damage to our reputation;
•reduced control over delivery schedules, production levels, manufacturing yields, costs and product quality;
•the inability of our contract manufacturers to secure adequate volumes of components in a timely manner at a reasonable cost, including any impacts from the recent escalation in conflict between Russia and Ukraine; and
•unexpected increases in manufacturing costs.
If we are unable to successfully manage any of these risks or to locate alternative or additional manufacturers or suppliers in a timely and cost-effective manner, we may not be able to deliver products in a timely manner. In addition, our results of operations could be harmed by increased costs, reduced revenues, and reduced margins.
Under our manufacturing agreements, in many cases we are requiring our manufacturers to place binding purchase orders with component suppliers well in advance of our receipt of binding purchase orders from our customers. In these situations, we consider our customers' good faith, non-binding forecasts of demand for our products. As a result, if the number of actual products ordered by our customers is materially different from the number of products we have instructed our manufacturer to prepare to build (and therefore to purchase the required components to complete such build-plan), then, if too many components have been purchased by our manufacturer, we may be required to purchase such excess component inventory, or, if an insufficient number of components have been purchased by our manufacturer, we may not be in a position to meet all of our customers' requirements. If we are unable to successfully manage our inventory levels and respond to our customers'

purchase orders based on their forecasted quantities, our business, operating results and financial condition could be adversely affected.
Cyber-attacks or other breaches of information technology security could have an adverse impact on our business.
On March 20, 2021, we were the subject of a ransomware incident on our internal IT systems. We rely on certain internal processes, infrastructure and information technology systems, including infrastructure and systems operated by third parties to efficiently operate our business in a secure manner. The inability to continue to enhance or prevent a failure of these internal processes, infrastructure or information technology systems could negatively impact our ability to operate our business.
Our IoT services depend on very high levels of network reliability and availability in order to provide our customers with the ability to continuously monitor and receive data from their devices. Cyber-attacks or other breaches of network or IT systems security may in the future cause disruptions to our operations including the ability to manufacture and deliver products and to provide connectivity, device management and other cloud-based services to our customers. Our industry is prone to cyber-attacks by third parties seeking unauthorized access to our data or our customers' data, by third parties seeking to interrupt our ability to provide connectivity services, or by third parties seeking to exploit our technology and devices to conduct denial of service attacks or conducting ransomware attacks, such as the ransomware incident that we experienced during Q1 of 2021. The prevalence and sophistication of these types of threats are increasing and our frequently evolving security measures may not be sufficient to prevent the damage that such threats can inflict on our assets and information. The theft, unauthorized use or publication of our intellectual property and/or confidential business information could harm our competitive position, reduce the value of our investment in research and development and other strategic initiatives and/or otherwise adversely affect our business. Our security measures may also be breached due to employee error, malfeasance, system errors or vulnerabilities, including vulnerabilities of our vendors, suppliers, their products or otherwise. To the extent that any security breach results in inappropriate disclosure of our customers' confidential information, inadvertent exposure of our customers own information systems, the loss, theft or unauthorized processing of personal information, or disruption of our operations or service to our customers, we may incur liability, be subject to legal action and suffer damage to our reputation. Our insurance may not be adequate to fully reimburse us for these costs and losses. These risks, as well as the number and frequency of cybersecurity events globally, may also be heightened during times of geopolitical tension or instability between countries, including, for example, the ongoing military conflict between Russia and Ukraine, from which a number of recent cybersecurity events have been alleged to have originated.
The loss of any of our significant customers could adversely affect our revenue and profitability, and therefore shareholder value.
We sell our products and services to OEMs, enterprises, government agencies, distributors, resellers and network operators, and we are occasionally party to sales agreements with customers comprising a significant portion of our revenue. Accordingly, our business and future success depends on our ability to maintain and build on existing relationships and develop new relationships with OEMs, enterprises, government agencies, distributors, resellers, and network operators. If certain of our significant customers, for any reason, discontinue their relationship with us, reduce or postpone current or expected purchase orders for products, reduce or postpone initiation or usage of our services or suffer from business loss, our revenues and profitability could decline materially.
The majority of our revenue relates to purchases where, after fulfillment of the purchase order, the customer has no contractual obligation to continue purchasing our products. If these customers do not continue to make purchases, our revenue and our profitability could decline materially.
Our financial results are subject to fluctuations that could have a material adverse effect on our business and that could affect the market price of our Common Shares.
Our revenue, gross margin, operating earnings and net earnings may vary from quarter-to-quarter and could be significantly impacted by a number of factors, including but not limited to the following:

•price and product competition which may result in lower selling prices for some of our products and services or lost market share;
•price and demand pressure on our products and services from our customers as they experience pressure in their businesses;
•demand fluctuation based on the success of our customers in selling their products and solutions which incorporate our wireless products, services and software;
•development and timing of the introduction of our new products including the timing of sales orders, OEM and distributor customer sell through and design win cycles in our embedded wireless module business;
•transition periods associated with the migration to new technologies;
•potential commoditization and saturation in certain markets;
•our ability to accurately forecast demand in order to properly align the purchase of components and the appropriate level of manufacturing capability;
•product mix of our sales;
•possible delays or shortages in component supplies;
•possible delays in the manufacturing or shipment of current or new products and the introduction of new services;
•possible product or service quality or factory yield issues that may increase our cost of sales;
•concentration in our customer base;
•seasonality in demand;
•amount of inventory held by our channel partners;
•possible fluctuations in certain foreign currencies relative to the U.S. dollar that may affect foreign denominated revenue, cost of sales and operating expenses;
•impairment of our goodwill or intangible assets which may result in a significant charge to earnings in the period in which an impairment is determined;
•achievement of milestones related to our professional services contracts; and
•operating expenses that are generally fixed in the short-term and therefore difficult to rapidly adjust to different levels of business.
Any of the factors listed above, or others, could cause significant variations in our revenues, gross margin and earnings in any given quarter. Therefore, our quarterly results are not necessarily indicative of our overall business, results of operations and financial condition.
Quarterly variations in operating results or any of the other factors listed above, changes in financial estimates by securities analysts, failure to meet any guidance provided by us or any change in guidance provided by us, or other events or factors may result in wide fluctuations in the market price of our Common Shares. Broad market fluctuations or any failure of our operating results in a particular quarter to meet market expectations may adversely affect the market price of our Common Shares. Over the past several years, following volatility in the market price of a company's securities, class action litigation has often been commenced against the affected company. Any litigation of this type brought against us could result in substantial costs which could materially and adversely affect our business, financial position, results of operation, or cash flows.
Our business transformation and restructuring initiatives may result in disruptions to our business or may not achieve the anticipated benefits.
The Company has undertaken steps to transform the business in order to drive greater automation and efficiency. These changes will involve departure of skilled personnel, employees changing roles, adding new talent, realignment of teams, on-boarding of new partners, and additional costs. The anticipated benefits of these transformations may not be obtained if circumstances prevent us from taking advantage of the strategic and business opportunities that we expect they may afford us. As the transformation continues, there will be impact on costs and liquidity. Further, there could be a higher rate of organizational and business process change and our operations may not be able to recalibrate business processes in a timely and efficient manner thereby impacting the effectiveness of certain business processes, our ability to design, develop and commercially launch new products and services in a timely manner, and the delivery of our products and services to our customers. Our employees may not fully understand the plans to change the business and therefore staff morale and engagement may deteriorate as we implement the changes to our organization.
We may have difficulty responding to changing technology, industry standards and customer requirements, and therefore be unable to develop new products or services in a timely manner which meet the needs of our customers.
The wireless communications industry is subject to rapid technological change, including evolving industry standards, frequent new product inventions, constant improvements in performance characteristics and short product life cycles. Our business and future success will depend, in part, on our ability to accurately predict and anticipate evolving wireless technology standards and develop products and services that keep pace with the continuing changes in technology, evolving industry standards and changing customer and end-user preferences and requirements. Our products embody complex technology that may not meet those standards, preferences and requirements. Our ability to design, develop and commercially launch new products and services depends on a number of factors including, but not limited to, the following:
•our ability to design and manufacture products or implement solutions and services at an acceptable cost and quality;
•our ability to attract and retain skilled technical employees;
•the availability of critical components from third parties;
•our ability to successfully complete the development of products in a timely manner; and
•the ability of third parties to complete and deliver on outsourced product development engagements.
A failure by us, or our suppliers, in any of these areas or a failure of new products or services to obtain commercial acceptance, could mean we generate less revenue than we anticipate and we may be unable to recover our research and development expenses.
We develop products and services to meet our customers' requirements. OEM customers award design wins for the integration of wide area embedded wireless modules on a platform by platform basis. Current design wins do not guarantee future design wins. If we are unable or choose not to meet our customers' needs, we may not win their future business and our revenue and profitability may decrease.
In addition, wireless communications service providers require that wireless data systems deployed on their networks comply with their own standards, which may differ from the standards of other providers. We may be unable to successfully address these developments on a timely basis or at all. Our failure to respond quickly and cost-effectively to new standards through the development of new products or enhancements to existing products could cause us to be unable to recover significant research and development expenses and reduce our revenues.
Failures of our products or services due to design flaws and errors, component quality issues, manufacturing defects, network service interruptions, cyber-security vulnerabilities or other quality issues that may result in product liability claims and product recalls could lead to unanticipated costs or otherwise harm our business.
Our products are comprised of hardware and software that is technologically complex, and we are reliant on third parties to provide important components for our products. It is possible that our products and IoT services may contain undetected errors, defects or cyber-security vulnerabilities. As a result, our products or IoT services may be rejected by our customers or may not operate as intended, our services may be unavailable to our customers leading to loss of business, loss of revenue, additional development and customer service costs, unanticipated warranty claims, payment of monetary damages under contractual provisions and damage to our reputation. Certain components in our products provided by a third-party supplier may have been affected by a Global Positioning System ("GPS") week number rollover event which occurred on November 3, 2019. If our customers did not deploy the supplier-provided software update or an alternate remedy prior to the GPS week number rollover event, or such update or remedy was not effective to address the rollover, then the customer’s application may not function correctly to the extent it was reliant on the GPS time, date or location data generated from such component and such failure to function correctly could result in litigation and payment of monetary damages.
In addition, our IoT services, including information systems and telecommunications infrastructure, could be disrupted by technological failures or cyber-attacks which could result in the inability of our customers to receive our services for an indeterminate period of time. Third parties seeking unauthorized access to our products may attempt to take advantage of the fact that we do not have a direct relationship with, and therefore may not know the identity of certain end users of our products, and these end users may not upgrade their software, apply security patches or otherwise monitor steps we take to address any cyber-security vulnerabilities. Any disruption to our services, such as failure of our network operations centers to function as required, or extended periods of reduced levels of service could cause us to lose customers or revenue, result in delays or cancellations of future implementations of our products and services, result in failure to attract customers, require customer service or repair work that would involve substantial costs, result in loss of customer data, expose customer devices or information systems to cybersecurity compromise, result in litigation, payment of monetary damages under contractual provisions, and distract management from operating our business.
In addition to the current effects of COVID-19 discussed above, any continued difficult or uncertain global economic conditions could adversely affect our operating results and financial condition.
A significant portion of our business is in the United States, Europe and the Asia-Pacific region and we are particularly exposed to the downturns and current uncertainties that impact the wireless communications industry in those economies. Economic uncertainty may cause an increased level of commercial and consumer delinquencies, lack of consumer confidence resulting in delayed purchases or reduced volumes by our customers, credit tightening by lenders, increased market volatility, inflation, fluctuations in foreign exchange rates and widespread reduction of business activity generally. To the extent that we experience further economic uncertainty, or deterioration in one of our large markets in the United States, Europe or the Asia-Pacific region, the resulting economic pressure on our customers may cause them to end their relationship with us, reduce or postpone current or expected orders for our products or services, or suffer from business failure, resulting in a material adverse impact to our revenues, profitability, cash flow, and bad debt expense.
It is difficult to estimate or project the level of economic activity, in the markets we serve, including the impact of the current COVID-19 outbreak on the global economy. As our budgeting and forecasting is based on the demand for our products and services, these economic uncertainties may result in difficulties in estimating future revenue and expenses.
We may be unable to attract or retain key personnel which may harm our ability to compete effectively.
Our success depends in large part on the skills and experience of our executive officers and other key employees. Competition for highly skilled management, technical, research and development and other key employees is intense in the wireless communications industry. We may not be able to retain our current executive officers or key employees and may not be able to hire and transition in a timely manner experienced and qualified additional executive officers and key employees as needed to achieve our business objectives. The loss of key employees or deterioration in overall employee morale and engagement as a result of organizational change could have an adverse impact on our growth, operations and profitability.

We do not have fixed-term employment agreements with our key personnel. As well, from time to time we may undertake transitions in our executive leadership. The loss of executive officers and key employees could disrupt our operations and our ability to compete effectively could be adversely affected.
The transmission, use and disclosure of user data and personal information could give rise to liabilities or additional costs as a result of laws, governmental regulations and mobile network operator and other customer requirements or differing views of personal privacy rights.
Our products and services are used to transmit a large volume of data and potentially including personal information. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world that is intended to protect the privacy and security of personal information, as well as the collection, storage, transmission, use and disclosure of such information.
The interpretation of privacy and data protection laws in a number of jurisdictions is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from country to country. Complying with these varying international requirements could cause us to incur additional costs and change our business practices. In addition, because our products and services are sold and used worldwide, certain foreign jurisdictions may claim that we are required to comply with their laws, even where we have no local entity, employees, or infrastructure.
We could be adversely affected if legislation or regulations are expanded to require changes in our products, services or business practices, if governmental authorities in the jurisdictions in which we do business interpret or implement their legislation or regulations in ways that negatively affect our business or if end users allege that their personal information was misappropriated because of a defect or vulnerability in our products or services. If we are required to allocate significant resources to modify our products, services or our existing security procedures for the personal information that our products and services transmit, our business, results of operations and financial condition may be adversely affected. The European Union General Data Protection Regulation ("GDPR"), which is designed to harmonize data privacy laws across Europe, became effective on May 25, 2018. We have made and continue to make improvements to our systems and processes to remain compliant with the GDPR. In addition, in the United States, the California Consumer Privacy Act ("CCPA") recently became effective on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Like the GDPR and other evolving privacy and data protection laws worldwide, the CCPA may result in increased costs and may impact our ability to sell our products and services. A determination that we have violated any of these privacy or data protection laws could result in significant damage awards, fines and other penalties that could, individually or in the aggregate, materially harm our business and reputation.
Acquisitions and divestitures of businesses or technologies may result in disruptions to our business or may not achieve the anticipated benefits.
The growth of our company through the successful acquisition and integration of complementary businesses is an important component of our business strategy. We continue to evaluate opportunities to acquire or invest in businesses, products and technologies that expand, complement or otherwise relate to our business. Any acquisitions, investments or business combinations by us may be accompanied by risks commonly encountered including, but not limited to, the following:
•exposure to unknown liabilities or risks of acquired companies, including unknown litigation related to acts or omissions of an acquired company and/or its directors and officers prior to the acquisition, deficiencies in disclosure controls and procedures of the acquired company and deficiencies in internal controls over financial reporting of the acquired company;
•higher than anticipated acquisition and integration costs and expenses;
•the difficulty and expense of integrating the operations and personnel of the acquired companies;
•use of cash to support the operations of an acquired business;
•increased foreign exchange translation risk depending on the currency denomination of the revenue and expenses of the acquired business;
•disruption of, and demands on, our ongoing business as a result of integration activities including diversion of management's time and attention from the ongoing business;
•failure to maximize our financial and strategic position by the successful incorporation of acquired technology;
•the inability to implement uniform standards, disclosure controls and procedures, internal controls over financial reporting and other procedures and policies in a timely manner;
•the potential loss of key employees and customers;
•decrease in our share price if the market perceives that an acquisition does not fit our strategy, the price paid is excessive in light of other similar transactions or that the terms of the acquisition are not favorable to our earnings growth;
•failure to anticipate or adequately address regulatory requirements that may need to be satisfied as part of a business acquisition or disposition;
•litigation and settlement costs if shareholders bring lawsuits triggered by acquisition or divestiture activities;
•decrease in our share price, if, as a result of our acquisition strategy or growth, we decide to raise additional capital through an offering of securities; and
•dilution to our shareholders if the purchase price is paid in Common Shares or securities convertible into Common Shares.
In addition, geographic distances and cultural differences may make integration of businesses more difficult. We may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions. If realized, these risks could reduce shareholder value.
As business circumstances dictate, we may also decide to divest assets, technologies or businesses. In a divestiture, we may not be successful in identifying or managing the risks commonly encountered, including: political risks; difficult US-Canada-China relations; higher than anticipated costs; disruption of, and demands on, our ongoing business; diversion of management's time and attention; claims or litigation from the counterparties; adverse effects on existing business relationships with suppliers; and customers and employee issues. These risks or any other problems encountered in connection with a divestiture of assets, technologies or businesses, if realized, could reduce shareholder value or impact our ability to effect such divestiture.
In addition, we may be unsuccessful at completing proposed transactions. Negotiations and closing activities, including regulatory review, of transactions are complex functions subject to numerous unforeseen events that may impede the speed at which a transaction is closed or even prevent a transaction from closing. Failure to conclude transactions in an efficient manner may prevent us from advancing other opportunities or introduce unanticipated transaction costs.
We may be found to infringe on the intellectual property rights of others and may not be able to obtain necessary rights to use software or components supplied by third parties.
The industry has many participants that own, or claim to own, proprietary intellectual property. We license technology, intellectual property, and software from third parties for use in our products, and may be required to license additional technology, intellectual property, and software in the future. In some cases, these licenses provide us with certain pass-through rights for the use of other third-party intellectual property, which pass-through rights may be unilaterally adjusted, limited or removed under the terms of such licenses. Some licensors have instituted policies limiting the products they will cover under their licenses to end products only, which limits our ability to obtain new licenses from such licensors, where required, for our wireless embedded module products. There is no assurance that we will be able to maintain our third-party licenses or obtain new licenses when required and this inability could materially adversely affect our business and operating results and the quality and functionality of our products.
In the past we have received, and in the future, we are likely to continue to receive, assertions or claims from third parties alleging that our products violate or infringe their intellectual property rights. We may be subject to these claims directly or through indemnities against these claims which we have provided to certain customers and other third parties. Our component suppliers and technology licensors do not typically indemnify us against these claims and therefore we do not have recourse against them in the event a claim is asserted against us or a customer we have indemnified. This potential liability, if realized, could materially adversely affect our operating results and financial condition.
Activity in the wireless communications area by third parties, particularly those with tenuous claims, is prevalent. In the past, patent claims have been brought against us by third parties whose primary (or sole) business purpose is to acquire patents and other intellectual property rights, and not to manufacture and sell products and services. These entities aggressively pursue patent litigation, resulting in increased litigation costs for us. Infringement of intellectual property can be difficult to verify and litigation may be necessary to establish if we have infringed the intellectual property rights of others. In many cases, these third parties are companies with substantially greater resources than us, and they may choose to pursue complex litigation to a greater degree than we could. Regardless of whether these infringement claims have merit or not, we may be subject to the following:
•we may be found to be liable for potentially substantial damages, liabilities and litigation costs, including attorneys' fees;
•we may be prohibited from further use of intellectual property because of an injunction and may be required to cease selling our products that are subject to the claim;
•we may have to license third party intellectual property, incurring royalty fees that may or may not be on commercially reasonable terms; in addition, there is no assurance that we will be able to successfully negotiate and obtain such a license from the third party;
•we may have to develop a non-infringing alternative, which could be costly and delay or result in the loss of sales; in addition, there is no assurance that we will be able to develop such a non-infringing alternative;
•management attention and resources may be diverted;
•our relationships with customers may be adversely affected; and
•we may be required to indemnify our customers for certain costs and damages they incur in respect of such a claim.
In addition to potentially being found to be liable for substantial damages in the event of an unfavorable outcome in respect of such a claim and if we are unable to either obtain a license from the third party on commercially reasonable terms or develop a non-infringing alternative, we may have to cease the sale of certain products and restructure our business and, as a result, our operating results and financial condition may be materially adversely affected.
Misappropriation of our intellectual property could place us at a competitive disadvantage.
Our intellectual property is important to our success. We rely on a combination of patent protection, copyrights, trademarks, trade secrets, licenses, non-disclosure agreements and other contractual agreements to protect our intellectual property. Third parties may attempt to copy aspects of our products and technology or obtain information we regard as proprietary without our authorization. If we are unable to protect our intellectual property against unauthorized use by others it could have an adverse effect on our competitive position. Our strategies to deter misappropriation could be inadequate due to the following risks:
•non-recognition of the proprietary nature or inadequate protection of our methodologies in the United States, Canada, France, Taiwan or other foreign countries;
•undetected misappropriation of our intellectual property;
•the substantial legal and other costs of protecting and enforcing our rights in our intellectual property; and
•development of similar technologies by our competitors.
In addition, we could be required to spend significant funds and management resources could be diverted to defend our rights, which could disrupt our operations.
We may be subject to class action or derivative action lawsuits, which if decided against us, could require us to pay substantial judgments, settlements or other penalties.
In addition to being subject to litigation in the ordinary course of business, we may be subject to class actions, derivative actions and other securities litigation and investigations. We expect that this type of litigation will be time consuming, expensive and will distract us from the conduct of our daily business. It is possible that we will be required to pay substantial judgments, settlements or other penalties and incur expenses that could have a material adverse effect on our operating results, liquidity or financial position. Expenses incurred in connection with these lawsuits, which include substantial fees of lawyers and other professional advisors and our obligations to indemnify officers and directors who may be parties to such actions, could materially adversely affect our reputation, operating results, liquidity or financial position. Furthermore, we do not know with certainty if any of this type of litigation and resulting expenses will be fully or even partially covered by our insurance. In addition, these lawsuits may cause our insurance premiums to increase in future periods.
We depend on mobile network operators to promote and offer acceptable wireless data services.
Our products and our wireless connectivity services can only be used over wireless data networks operated by third parties. Our business and future growth depends, in part, on the successful deployment by mobile network operators of next generation wireless data networks and appropriate pricing of wireless data services. We also depend on successful strategic relationships with our mobile network operator partners to provide direct or indirect roaming services onto their networks and our operating results and financial condition could be harmed if they increase the price of their services or experience operational issues with their networks. In certain cases, our mobile network operator partners may also offer services that compete with our IoT services business.
Contractual disputes could have a material adverse effect on our business.
Our business is exposed to the risk of contractual disputes with counterparties and as a result we may be involved in complaints, claims and litigation. We cannot predict the outcome of any complaint, claim or litigation. If a dispute cannot be resolved favorably, it may delay or interrupt our operations and may have a material adverse effect on our operating results, liquidity or financial position.
Government laws and regulations could result in increased costs and inability to sell our products and services.
Our products and services are subject to laws and regulations in the United States, Canada, the European Union and other regions in which we operate, and in some cases, we are required to obtain regulatory approvals or licenses in order to sell our products and services.
For example, in the United States the Federal Communications Commission regulates many aspects of communications devices and services. In Canada, similar regulations are administered by ISED and the CRTC. European Union directives provide comparable regulatory guidance in Europe. Although we believe we have obtained all the necessary Federal Communications Commission, ISED, CRTC, and other required approvals and licenses for the products and services we currently sell, we may not receive approvals or licenses for future products and services on a timely basis, or at all.
Regulatory requirements may change, or we may not be able to receive approvals or licenses from jurisdictions in which we may desire to sell products and services in the future. In addition, many laws and regulations are still evolving and being tested in courts and by regulatory authorities and could be interpreted in ways that could harm our business. The application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving industry in which we operate. Because laws and regulations have continued to develop and evolve rapidly, it is possible that we or our products or services may not be, or may not have been, compliant with each applicable law or regulation. Compliance with applicable laws and regulations may impose substantial costs on our business, and if we fail to comply we may be subject to regulatory and civil liability, additional costs (including fines), reputational harm, and in severe cases, may be prevented from selling our products and services in certain jurisdictions, all of which could materially and adversely affect our business, financial position, results of operation, and cash flows.
Environmental regulations or changes in the supply, demand or available sources of energy or other natural resources may affect the availability or cost of goods and services, including natural resources, necessary to manufacture our products and run our business.
We may also incur additional expenses or experience difficulties selling our products associated with complying with the SEC rules and reporting requirements related to conflict minerals. In August 2012, the SEC adopted new disclosure requirements implementing Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 for manufacturers of products containing certain minerals that may originate from the Democratic Republic of Congo and adjoining countries. As a result, since 2013 we have been required to conduct certain country of origin and due diligence procedures to meet the SEC reporting requirements. The impact of the regulations may limit the sourcing and availability, or may increase the costs, of some of the metals used in the manufacture of our products. Also, since our supply chain is complex, we may be unable to sufficiently verify the origins for all metals used in our products through our supplier due diligence procedures. As governments change in any of the markets in which we operate, there could be further uncertainties with respect to certain of our regulatory obligations in the near term, including with respect to fiscal and trade-related matters.
We are subject to risks inherent in foreign operations.
Sales outside North America represented approximately 56% and 56% of our revenues in fiscal 2021 and 2020, respectively. We maintain offices in a number of foreign jurisdictions. We are subject to a number of risks associated with our international business operations that may increase liabilities, costs, lengthen sales cycles, and require significant management attention. These risks include:
•compliance with the laws of the United States, Canada and other countries that apply to our international operations, including import and export legislation, lawful access and privacy laws;
•compliance with existing and emerging anti-corruption laws, including the Foreign Corrupt Practices Act of the United States, the Corruption of Foreign Public Officials Act of Canada and the UK Bribery Act;
•increased reliance on third parties to establish and maintain foreign operations;
•the complexities and expense of administering a business abroad;
•complications in compliance with, and unexpected changes in, foreign regulatory requirements, including requirements relating to content filtering and requests from law enforcement authorities;
•trading and investment policies;
•consumer protection laws that impose additional obligations on us or restrict our ability to provide limited warranty protection;

•instability in economic or political conditions, including inflation, recession and actual or anticipated military conflicts, social upheaval or political uncertainty;
•foreign currency fluctuations;
•foreign exchange controls and cash repatriation restrictions;
•emerging protectionist trends in certain countries leading to new or higher tariffs and other trade barriers;
•difficulties in collecting accounts receivable;
•potential adverse tax consequences, including changes in tax policies in various jurisdictions that may render our tax planning strategy less effective than planned;
•uncertainties of laws and enforcement relating to the protection of intellectual property or secured technology;
•litigation in foreign court systems;
•cultural and language differences;
•difficulty in managing a geographically dispersed workforce in compliance with local laws and customs that vary from country to country; and
•other factors, depending upon the country involved.
There can be no assurance that the policies and procedures implemented by us to address or mitigate these risks will be successful, that our personnel will comply with them, that we will not experience these factors in the future or that they will not have a material adverse effect on our business, results of operations and financial condition.
Increases in tariffs or other trade restrictions may have an adverse impact on our business.
The United States and other countries have currently levied tariffs and taxes on certain goods manufactured in China and other jurisdictions and general trade tensions with China continue to be high. Certain of our components that we source from suppliers in China and import into the U.S. are included in the announced and implemented tariffs. At this point, we do not expect these tariffs to have a material impact on our business or results of operations. However, our business may be impacted by retaliatory trade measures taken by China or other countries in response to existing or future tariffs. If the U.S. or other countries were to impose additional tariffs on components that we or our suppliers source from China, our costs of such components would increase and our gross margins may decrease. We may also incur additional operating costs from our efforts to mitigate the impact of tariffs on our customers and our operations.
DIVIDENDS
Since incorporation, we have not paid any dividends on our Common Shares. Our current intention is to reinvest earnings to finance the growth of our business. We do not anticipate that we will pay any dividends on our Common Shares in the immediate or foreseeable future.
DESCRIPTION OF CAPITAL STRUCTURE
Our authorized capital consists of an unlimited number of Common Shares, of which, at March 16, 2022, 38,326,193 were issued and outstanding, and an unlimited number of Preference Shares, issuable in series, of which none were issued and outstanding. Our board of directors is authorized to determine the designation, rights and restrictions to be attached to the Preference Shares upon issuance.
Holders of Common Shares are entitled to receive notice of any meeting of shareholders and to attend and vote at those meetings, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each Common Share entitles its holder to one vote. Subject to the rights of the holders of Preference Shares, the holders of Common Shares are entitled to receive on a proportionate basis such dividends as our board of directors may declare out of funds legally available. In the event of the dissolution, liquidation, winding up or other distribution of our assets, the holders of the Common Shares are entitled to receive on a proportionate basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of Preference Shares.
Credit Facilities
We have a committed senior secured revolving credit facility (the “Revolving Facility”) with CIBC as sole lender and as Administrative Agent. On February 17, 2021, we entered into an amending agreement to the Revolving Facility with CIBC, which reduced the total borrowing capacity under the Revolving Facility to $30 million from $50 million. The Revolving Facility matures on April 30, 2023 and may be used for general corporate purposes, including, but not limited to, capital expenditures, working capital requirements and/or certain acquisitions permitted under the Revolving Facility. Borrowings under the Revolving Facility may bear interest at US Base Rate or London Interbank Offered Rate ("LIBOR") plus applicable margin. Effective January 1, 2022, all references to LIBOR are replaced with the Secured Overnight Financing Rate ("SOFR"). The Revolving Facility contains customary affirmative, negative and financial covenants, including restrictions on dividend payments while the Revolving Facility is drawn. As at December 31, 2021, we had availability of up to $10 million under our Revolving Facility without the waiver of certain financial covenants, which we received a waiver for on January 19, 2022. This waiver is valid through December 31, 2022. Availability under the amended Revolving Facility is subject to a borrowing base effective January 19, 2022. As at December 31, 2021, there were nil outstanding borrowings under the Revolving Facility (2020 — nil). In 2021, we recorded interest expense of nil (2020 — $0.6 million).
On September 29, 2021, we added a $12.5 million Canadian dollar term loan facility (the “Loan”) with CIBC. The Loan is backed by the Government of Canada under the Business Credit Availability Program (“BCAP”); specifically, 80% of the principal of the Loan is guaranteed by BDC. The Loan bears interest at CIBC’s Prime Lending rate plus 2.50% per annum. Repayment is interest only for the first 12 months, followed by regular quarterly payments of principal based on a ten-year amortization schedule plus interest. The outstanding amount owing plus accrued interest and fees are repayable on the maturity date, September 29, 2026. Under the terms, the proceeds from the Loan are to be used to exclusively fund the operational cash flow needs of the Company, including normal scheduled principal and interest payments on the CIBC credit facilities. The Loan also includes restrictions on dividend payments while the Loan is drawn. As at December 31, 2021, we had $9.9 million (Cdn$ 12.5 million) outstanding on the Loan of which $0.5 million is in the current portion. In 2021, we recorded interest expense of $0.1 million.
On January 19, 2022, the Company entered into a credit agreement for the Subordinate Facility with the Subordinate Lenders, pursuant to which the Subordinate Lenders agreed to make available to the Company a non-revolving term facility in the principal amount of up to Cdn $60 million. This facility was fully drawn on January 21, 2022 and has a four year term, maturing on January 19, 2026. The facility bears an interest rate of 5.00% per annum for the first year which increases annually thereafter. In the second year the rate is the greater of, (i) the interest rate applicable to the operating loans under the Revolving Facility plus 1.00%; and (ii) 6.00% per annum. In the third year the rate is the greater of (i) the interest rate applicable to the operating loans under the Revolving Facility plus 2.00%; and (ii) 7.00% per annum. In the fourth year the rate is equal to the greater of (i) the interest rate applicable to the operating loans under the Revolving Facility plus 3.00%; and (ii) 8.00% per annum. The facility is also subject to an upfront fee of 1.25% and an annual fee on outstanding borrowings in the amount of 1.00% on the first anniversary, 1.25% on the second anniversary and 1.50% on the third anniversary. The facility also contains a mandatory prepayment clause stating that for the quarter ending December 31, 2022 and quarters thereafter, 50% of ending cash for the quarter in excess of the cash threshold of $75 million must be repaid against the outstanding principal, up to an annual cap of $25 million. Excluding this cash sweep, pre-payments on this facility may be made without penalty beginning July 19, 2023. The Subordinate Facility contains customary affirmative, negative and financial covenants, including restrictions on dividend payments while the Subordinate Facility is drawn, and is secured under a general security agreement over our significant entities. On January 19, 2022, the Company received a waiver of certain financial covenants, which will remain in place through December 31, 2022.

We have access to a standby letter of credit facility of $1.5 million from Toronto Dominion Bank. The credit facility is used for the issuance of letters of credit and guarantees and is guaranteed by Export Development Canada. As of December 31, 2021, letters of credit issued against the revolving standby letter of credit facility were for a total value of $1.25 million (2020 — $1.35 million).
Accounts Receivables Purchase Agreement
We have an uncommitted Receivables Purchase Agreement (the “RPA”) with CIBC, as purchaser, to improve our liquidity. Under the RPA, the Company may offer to sell certain eligible accounts receivable (the “Receivables”) to CIBC, which may accept such offer, and purchase the offered Receivables. Under the RPA, up to $75.0 million of Receivables may be sold and remain outstanding at any time. Receivables are sold at 100% face value less discount with a 10% limited recourse to us arising from certain repurchase events. The RPA is on an uncommitted basis with no expiry date and carries a discount rate of Canadian Dollar Offered Rate ("CDOR") for purchased Receivables in Canadian dollars and SOFR for purchased Receivables in U.S. dollars, plus an applicable margin. After the sale, we do not retain any interests in the Receivables, but continue to service and collect, in an administrative capacity, the outstanding Receivables on behalf of CIBC.
We account for the sold Receivables as a sale in accordance with Financial Accounting Standards Board ("FASB") ASC 860, Transfers and Servicing. Proceeds from the sale reflect the face value of the Receivables less discount fees charged by CIBC and one-time legal costs. The discount fees are recorded in Other expense in the Company’s consolidated statements of operations. Net proceeds are classified under operating activities in the consolidated statements of cash flows.
Pursuant to the RPA, the Company sold and de-recognized $88.9 million Receivables in 2021 (2020 — $163.4 million). As at December 31, 2021, $12.0 million remained outstanding to be collected from customers and remitted to CIBC (2020 — $19.4 million). Discount fees of $0.1 million for 2021 are included in Other expense in the consolidated statements of operations (2020 — $0.4 million). As at December 31, 2021, we collected nil from Receivables that we previously sold and that have not been remitted to CIBC due to timing of settlement dates (2020 — $0.8 million) which we recorded in Restricted cash in the consolidated balance sheets with a corresponding increase in accrued liabilities.

MARKET FOR SECURITIES
Our Common Shares are listed on the TSX and trade under the symbol “SW”, and on Nasdaq under the symbol “SWIR”.

Trading Price and Volume
Set out below are the price ranges and volume of the Common Shares of Sierra Wireless, Inc. that traded on the TSX for the year ended December 31, 2021.

2021	Low (Cdn$)	High (Cdn$)	Total Monthly Volume
January	17.70	28.23	1,966,400
February	20.70	25.30	1,826,500
March	18.10	22.81	1,864,000
April	18.05	19.58	752,300
May	15.90	19.10	970,000
June	18.48	24.65	1,227,800
July	21.78	24.50	1,138,100
August	19.19	26.22	1,561,100
September	18.83	21.20	1,071,700
October	18.20	21.02	929,500
November	19.72	24.62	2,334,700
December	20.07	22.81	1,106,300

Set out below are the price ranges and volume of the Common Shares of Sierra Wireless, Inc. that traded on Nasdaq for the year ended December 31, 2021.

2021	Low (US$)	High (US$)	Total Monthly Volume
January	14.25	22.22	9,920,900
February	16.37	19.85	4,976,600
March	14.25	18.28	6,031,100
April	14.31	15.71	3,412,900
May	13.10	15.83	4,735,100
June	15.30	20.06	4,364,900
July	17.02	19.61	3,763,400
August	15.05	20.94	5,735,000
September	14.86	16.76	3,601,400
October	14.43	17.07	2,507,100
November	15.84	19.61	5,294,000
December	15.57	18.00	3,440,400

DIRECTORS AND EXECUTIVE OFFICERS
The tables set forth below list the directors and executive officers of the Company as at March 18, 2022, indicating their name, municipalities of residence, their respective positions and offices held with the Company, the length of service and their principal occupations within the five preceding years.
Each director is elected at our annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed, unless such director resigns or is removed earlier. To the knowledge of Sierra Wireless, the directors and executive officers as a group, beneficially own, directly or indirectly, or exercise control or direction over, 398,604 Common Shares (not including Common Shares issuable upon the exercise of stock options or undistributed restricted stock units), representing as of March 16, 2022 approximately 1.0% of the issued and outstanding Common Shares.

Directors

Name, Position and Residence	Principal Occupation or Employment in the Preceding Five Years (1)	Director Since
Robin A. Abrams(4)	Independent Outside Director	March 2010
Director
California, U.S.A.
James R. Anderson(3)	Independent Outside Director; President and Chief Executive Officer of Lattice Semiconductor Corporation from 2018 to present; Senior Vice President and General Manager, Advanced Micro Devices from 2015 to 2018	April 2020
Director,
California, U.S.A.
Karima Bawa(2)(4)	Independent Outside Director; Lawyer; Chief Executive Officer, 3D Bridge Solutions Inc. from 2017 to present	April 2020
Director
British Columbia, Canada
Philip Brace	President and Chief Executive Officer from July 2021 to present; Executive Vice President, Veritas Technologies LLC from 2019 to 2021; President, Cloud Systems and Electronic Solutions of Seagate Technology from 2015 to 2017	July 2021
Director
California, U.S.A.
Russell N. Jones (2)(4)	Independent Outside Director; Chief Financial Officer of Shopify Inc. from 2011 to 2018.	September 2018
Chair and Director
Ontario, Canada
Thomas K. Linton(2)	Independent Outside Director; Chief Procurement and Supply Chain Officer of Flex from 2011 to 2019	May 2020
Director
Georgia, U.S.A
Martin D. Mc Court (3)	Independent Outside Director; Executive Vice President, Strategy and M&A, Chief Technology Officer and Chief Marketing Officer of Gemalto from 2005 to 2019	May 2020
Director
Issy-les-Moulineaux, France
Lori M. O'Neill (2)(3)	Independent Outside Director; Consultant	September 2019
Director
Ontario, Canada
Thomas Sieber (2)(4)	Independent Outside Director; Chairman of Axpo Holding AG, a Swiss energy utility, from 2016 to present; Director of HCL Technologies since 2016	January 2014
Director
Zurich, Switzerland
Mark Twaalfhoven(2)	Independent Outside Director; Chief Executive Officer of Pulse Electronics from 2014 to 2019	May 2020
Director
Florida, U.S.A
Gregory L. Waters (3)	Independent Outside Director; President and CEO of Integrated Device Technology Inc. from 2014 to 2019	March 2020
Director
California, U.S.A.
Notes:
(1) The information as to "principal occupation" has been furnished by the respective directors
(2) Member of the Audit Committee
(3) Member of the Human Resources Committee
(4) Member of the Governance and Nominating Committee

Executive Officers

Name, Position and Residence	Principal Occupation in the Preceding Five Years	Length of Service
Philip Brace	President and Chief Executive Officer from July 2021 to present; Executive Vice President at Veritas Technologies LLC from 2019 to 2021; President, Cloud Systems and Electronic Solutions at Seagate Technology from 2015 to 2017	<1 year
President and Chief Executive Officer
California, U.S.A.
Samuel C. Cochrane	Chief Financial Officer from May 2020 to present; Vice President, Finance at Motorola Solutions Inc. ("Motorola") 2020; CFO at Avigilon, which was acquired by Motorola, from 2018 to 2019; Vice President, Finance at Avigilon from 2016 to 2017	2 years
Chief Financial Officer
British Columbia, Canada
Pravinchandra Desale	Senior Vice President, Engineering from November 2021 to present; Senior Vice President of Engineering at Veritas Technologies from 2019 to 2021; Vice President of Engineering at Seagate Technology from 2006 to 2019	<1 year
Senior Vice President, Engineering
California, U.S.A
Jennifer A. Farac	General Counsel from 2020 to present; Corporate Secretary from April 2020 to present; Senior Director, Legal from 2017 to January 2020	12 years
General Counsel & Corporate Secretary
British Columbia, Canada
Roy J. MacLean	Senior Vice President, Operations from November 2021 to present; Senior Vice President, Customer Experience and Quality from October 2019 to November 2021; Vice President, Manufacturing, Engineering & Quality from February 2018 to October 2019: Vice President, Quality from November 2013 to February 2018	8 years
Senior Vice President, Operations
British Columbia, Canada
James P. Ryan	Senior Vice President, Product, Partnerships & Marketing from November 2021 to Present; Senior Vice President & General Manager, IoT Solutions & Marketing from October 2020 to November 2021; Senior Vice President, APAC Sales from January 2020 to October 2020; Senior Vice President, Strategic Partnerships from May 2019 to October 2020; Consultant at Rightbrain Consulting from May 2014 to May 2019	3 years
Senior Vice President, Product, Partnerships & Marketing
Georgia, U.S.A
None of the directors or executive officers of the Corporation is, as at the date of this AIF, or was within 10 years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including the Corporation) that:
a)     was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation which, in each case, was in effect for a period of more than 30 consecutive days (each, an “order”) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, or
b)     was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.
No director or executive officer of Sierra Wireless or a shareholder holding a sufficient number of securities of Sierra Wireless to affect materially its control, except where otherwise specifically indicated:
a)is, as at the date of this AIF, or has been within the 10 years before the date of the AIF, a director or executive officer of any company (including Sierra Wireless) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

Lori O’Neill was a director of DragonWave Inc. (“DragonWave”) from June 13, 2013 until July 31, 2017. Ms. O’Neill, together with all the then current directors of DragonWave, resigned from the board of DragonWave on July 31, 2017 upon the appointment by the Ontario Superior Court of Justice (Commercial List) of KSV Kofman Inc. as receiver over all of the property and assets of DragonWave on the application of DragonWave’s senior creditors. On July 20, 2017, the Investment Industry Regulatory Organization of Canada suspended trading of DragonWave’s common shares on the TSX and DragonWave’s delisting from the TSX was announced on August 1, 2017, effective August 30, 2017. DragonWave’s delisting from Nasdaq took effect on August 2, 2017.

James P. Ryan was an executive at Solavei Inc. from January 2012 through May 2014. Solavei Inc. filed for Chapter 11 bankruptcy on June 18, 2014. Solavei Inc. exited Chapter 11 bankruptcy on March 13, 2015 and merged with ASPIDER.

b)has, within the 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder;

c)has been subject to:
i.any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or
ii.any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
CODE OF BUSINESS CONDUCT
In 2003, the Board of Directors adopted a Code of Business Conduct applying to all directors, officers, employees and contractors of the Company and each affiliate and subsidiary of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and other senior officers. The Board of Directors approved updated versions of the Code of Business Conduct in December 2005, October 2008, March 2011, February 2014, April 2016, May 2017, April 2020, and March 2021. There have been no waivers granted from the Code of Business Conduct since its adoption. The Code of Business Conduct is available on the Company’s website at www.sierrawireless.com.
AUDIT COMMITTEE
Mandate of the Audit Committee
The full text of the Mandate of the Audit Committee is set out below.
1.Purpose and Scope
The audit committee (“Committee”) was established by the Board of Directors (“Board”) of Sierra Wireless Inc. (“Company”) to assist the Board in fulfilling its responsibilities for oversight of the following:
•the Company's systems of internal and disclosure controls;
•the Company's financial reporting process including the Company’s financial statements and other financial information provided by the company to its shareholders, the public and others in accordance with applicable securities and corporate legislation and the Company’s Disclosure Policy;

•the Company's compliance with financial, accounting, legal and regulatory requirements including the Company’s Code of Business Conduct;
•the appointment, compensation, independence, oversight, communication with, performance and change of the Company’s external and independent auditors (the “Auditors”);
•the Company’s process for identification of the principal risks of the Company’s business and ensuring that an appropriate process is in place to manage risks across the enterprise; and
•the fulfillment of the other responsibilities set forth in this Mandate.

2.Organization, Membership and Meetings
•Committee members shall meet the requirements of the Toronto Stock Exchange, the NASDAQ Exchange, the Securities and Exchange Commission, the securities commissions of each of the Provinces of Canada in which the Company is a reporting issuer and any other regulatory agency that may have jurisdiction over the operations of the Company from time to time.
•The Committee shall consist of three or more directors who are “independent” as defined by applicable law, regulations, guidelines and policies, and as determined by the Governance and Nominating Committee (“GNC”) of the Board.
•All members of the Committee shall be “financially literate”, and at least one member of the Committee shall be a “financial expert”. “Financially literate” and “financial expert” will have the respective meanings set out in applicable law, regulations, guidelines and policies.
•Members of the Committee shall be appointed annually by the Board on the recommendation of the GNC. Members may be replaced by the Board at any time, but shall otherwise serve until a successor has been named.
•No Committee member may serve on the compensation committee of another company if any director of the Company is, or has been in the past three years, an employee of that other company.
•No director shall serve as a member of the Committee if that director previously served as Chief Executive Officer or Chief Financial Officer of the Company or its affiliates or of an acquired company within the past five years, other than in the capacity as Interim Chief Executive Officer or Interim Chief Financial Officer for a period of less than one year.
•No member shall be affiliated with the Company or any subsidiary.
•The Committee shall meet from time to time, as it deems necessary, but at least four times per year.
•The presence in person or by teleconference of a majority of Committee members shall constitute a quorum for any meeting of the Committee.
•The Committee may include management at its meetings, but shall also hold an executive session at each meeting at which only independent directors are present.
•The Committee shall maintain written minutes of its meetings, which minutes will be filed in the corporate minute book.
3.Authority and Responsibilities

3.1 External Audit:

•Recommend to the Board the appointment and compensation of the Auditors. Oversee the work of the Auditors (including resolution of disagreements between Management and the Auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.
•Review in advance and pre-approve all non-audit services to be provided to the Company or its subsidiaries by the Auditors, as permitted by applicable governance rules and in particular Section 10A of the Securities Exchange Act of 1934 and, in connection therewith, to approve all fees and other terms of engagement. The Committee shall also review and pre-approve all disclosures required to be included in any public filings with respect to non-audit services. The Committee may delegate to one or more members the authority to pre-approve non-audit services, provided a report is made to the Committee at its next scheduled meeting. The Committee may consult with Management but shall not delegate these responsibilities to Management.
•Communicate directly with the Auditors.
•Review the performance of the Auditors on at least an annual basis.
•On an annual basis, review and discuss with the Auditors all relationships the Auditors have with the Company in order to evaluate the Auditors’ continued independence. The Committee: (i) shall ensure that the Auditors submit to the Committee on an annual basis a written statement delineating all relationships and services that may impact the objectivity and independence of the Auditors; (ii) shall discuss with the Auditors any disclosed relationship or services that may impact the objectivity and independence of the Auditors; and (iii) shall satisfy itself as to the Auditors' independence.
•At least annually, obtain and review an annual report from the Auditors describing (i) the Auditors' internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the Auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Auditors, and any steps taken to deal with any such issues.
•Confirm that the rotation of the lead audit partner or the audit partner responsible for reviewing the audit (the concurring partner), for the Company’s Auditors complies with the requirements of the Canadian and US regulatory authorities.
•Review, based upon the recommendation of the Auditors and Management, the scope and plan of the work to be done by the Auditors for each fiscal year.
3.2 Financial statements:
•Review and discuss with Management and the Auditors the Company's quarterly financial statements (including disclosures made in Management's Discussion and Analysis, as defined in Multilateral Instrument 51-102, and interim earnings press releases) prior to submission to shareholders, any governmental body, any stock exchange or disclosure to the public. Approve the interim financial statements and footnotes, MD&A and interim earnings press release.
•Review and discuss with Management and the Auditors the Company's annual audited financial statements (including disclosures made in Management’s Discussion and Analysis and annual earnings press releases) prior to submission to shareholders, any governmental body, any stock exchange or disclosure to the public. Recommend to the Board approval of the annual audited financial statements and footnotes, MD&A and annual earnings press release.
•Recommend to the Board, if appropriate, that the Company's annual audited financial statements be included in the Company's annual report for filing with appropriate securities regulatory agencies.
•Review and approve any reports required to be included in the Company's annual meeting materials and any other Committee reports required by applicable securities laws or stock exchange listing requirements or rules.
3.3 Periodic and annual reviews:
•Periodically review with each of Management and the Auditors (i) any significant disagreement between Management and the Auditors in connection with the preparation of the financial statements, (ii) any difficulties encountered during the course of the audit or review (including any restrictions on the scope of work or access to required information), and (iii) Management's response to each.
•Periodically discuss with the Auditors, without Management being present (i) their judgments about the quality, appropriateness, and acceptability of the Company's accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Company's financial statements.

•Consider and approve, if appropriate, significant changes to the Company's accounting principles and financial disclosure practices as suggested by the Auditors or Management. Review with the Auditors and Management, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.
•Review with Management, the Auditors and the Company's counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including significant changes in accounting standards or rules as promulgated by the Canadian Institute of Chartered Accountants, the securities regulators having jurisdiction over the Company or other regulatory authorities with relevant jurisdiction.
•Obtain and review an annual report from Management relating to the accounting principles used in preparation of the Company's financial statements (including those policies for which Management is required to exercise discretion or judgments regarding the implementation thereof).
•At least annually, obtain and review a report from Management summarizing the Company’s investments in cash or cash equivalents and marketable securities.
•On an annual basis, review the Company’s Treasury Investment Policy.
3.4 Discussions with Management:
•Review and discuss with Management the Company's annual and interim earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information), financial information and earnings guidance provided to analysts and rating agencies as well as all other material public disclosure documents such as the Company’s AIF, management information circular and any prospectuses.
•Review and discuss with Management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.
•Inquire about the application of the Company's accounting policies and their consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company's provisions for liabilities that may have a material impact on the financial statements of the Company.
•Review and discuss with Management the Company's major financial risk exposures and the steps Management has taken to monitor and control such exposures (including Management's risk assessment and risk management policies).
•Review and discuss with Management all disclosures made by the Company concerning any material changes in the financial condition or operations of the Company.
•The Committee will meet periodically and separately with the Company’s counsel to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.
•Review annually the Auditors’ letter of the recommendations with respect to internal controls over financial reporting to Management and Management's response to such letter.
•Periodically review the Company’s administration of equity awards under the Company’s long-term incentive plans (stock option plan and restricted share unit plans) including without limitation: (i) the practices and procedures adhered to; and (ii) the accounting treatment of equity awards. In doing so, the Audit Committee shall: (i) have special regard to grants of equity awards to insiders of the Company; (ii) review individual equity awards on a “sample” basis; and (iii) assess the records retention relating to equity awards on a sample basis.
3.5 Internal controls and disclosure:
•In consultation with the Auditors and Management: (a) review the effectiveness of the Company’s internal control structure and system including information technology security and control, and the procedures designed to ensure compliance with laws and regulations, and (b) discuss the responsibilities, budget and staffing needs of the Company’s internal accounting department.
•Establish and review procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
•Be satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements and periodically assess the adequacy of those procedures.
•Be satisfied that record retention services provided by third parties are effective. (For example, that equity grants are appropriately recorded and that all information necessary for compliance with all relevant laws, regulations and Company policies is available for review when required).
3.6 Risk Management and Compliance:
•Ensure that in addition to the Committee’s oversight of management’s process to identify and manage key financial risks, the Company has in place a process for enterprise risk management whereby the Committee reviews the enterprise’s most critical risks and tracks management’s actions to manage such risks.
•Review with management and the senior risk management executive the charter, activities, staffing and organizational structure of the risk management function.
•On a periodic basis, but not less than once per year, report to the Board on the process for enterprise risk management, the company’s most critical risks and management’s actions to address such risks.
•Discuss with the senior risk management executive any issues that may have been brought forward concerning compliance with the Company’s Code of Business Conduct.
•Ensure that there are no unjustified restrictions or limitations on the activities of the risk management function and review and concur in the appointment, replacement or dismissal of the senior risk management executive.
•On an annual basis, review the effectiveness of the risk management function.
•On a regular basis, meet separately with the senior risk management executive to discuss any matters that the Committee or the senior risk management executive believes should be discussed.
3.7 Reporting obligations:
•Oversee management’s compliance with all reporting obligations related to the AIF (Form 40-F for US purposes) and management information circular under Part 5 of Multilateral Instrument 52-110.
3.8 Other:
•Oversee management’s process for identifying and disclosing related-party transactions and review any significant transactions that warrant the attention of the Committee.
•Review and approve the Company’s hiring policies regarding partners, employees, and former partners and employees of the present and former external auditor of the Company.
•Review any Management decision to seek a second opinion from Auditors other than the Company’s regular Auditors with respect to any significant accounting issue.
•Review with Management and the Auditors the sufficiency and quality of the financial and accounting personnel of the Company.
•Review and reassess the adequacy of this Mandate annually and recommend to the Board any changes the Committee deems appropriate.
•Conduct an annual performance evaluation of Committee operations.

•As necessary to carry out its duties, engage independent legal, accounting or other advisors to advise the Committee and set and pay the compensation for any such legal, accounting or other advisors employed by the Committee.
•Perform any other activities consistent with this Mandate, the Company's By-laws and governing law as the Committee or the Board deems necessary or appropriate.
•The Committee will have full access to all books, records, facilities and personnel of the Company.
4.External and Internal Linkages
•The Board
•The CEO and Senior Management
•The senior Risk Management executive
•The Company’s External Auditors
•Outside Consultants and Advisors
•The Corporate Governance and Nominating Committee
Composition of the Audit Committee
We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Lori M. O'Neill (Chair), Karima Bawa, Russell N. Jones, Thomas K. Linton, Thomas Sieber, and Mark Twaalfhoven are the current members of the Audit Committee. Each of them is an independent director and is financially literate as such terms are defined by applicable Canadian and U.S. securities laws.
Relevant Education and Experience
Karima Bawa is an independent director. Ms. Bawa is a Senior Fellow at the Centre for International Governance and Innovation and is the co-founder and Chief Executive Officer of 3D Bridge Solutions Inc. She serves as an IP Advisor and is a board member for the College of Patent Agents and Trademark Agents. Ms. Bawa is also the former General Counsel and Chief Legal Officer for Research In Motion Limited (now BlackBerry). In the 12 years she served at BlackBerry she was a member of the senior leadership team and oversaw a global legal team. Ms. Bawa was also a member of various strategic and operational senior management committees. Ms. Bawa is a lawyer and holds a Bachelor of Science, a Master in Business Administration and an ICD.D certification from the Institute of Corporate Directors.
Russell N. Jones is an independent director. Mr. Jones is a FCPA, FCA, and retired executive with extensive experience in the technology industry and demonstrated experience in financial oversight and reporting. Mr. Jones currently serves on the Board of Directors of Olo Inc., a public B2B SaaS company for the restaurant industry. Prior to his retirement, Mr. Jones was CFO of Shopify Inc. He joined Shopify in early 2011 and took the company public in May 2015. Mr. Jones has also held senior executive roles at a number of companies including Mitel Corporation, Newbridge Networks, Watchfire, Quake Technologies. He also co-founded a CFO advisory firm focused on earlier stage technology companies. He is a CPA, CA and holds a Bachelor of Commerce (Honours) from Carleton University and an ICD.D certification from the Institute of Corporate Directors.
Thomas K. Linton is an independent director. Mr. Linton is a recognized expert in procurement and supply chain management, most recently serving as the chief procurement and supply chain officer for Flex. He was honored with the Institute of Supply Management’s prestigious J. Shipman Gold Medal in 2019, and the Lifetime Achievement Award from the Procurement Leaders Organization in 2017, and he was inducted into the Chief Procurement Officers Hall of Fame. Mr. Linton spent 20 years at IBM, developing and founding several worldwide trading and technical centers. After leaving IBM, Mr. Linton helped found E2Open, Inc., a supply chain software company. He has served as chief procurement officer at Agere Systems and Freescale Semiconductor, and as executive vice president and chief procurement officer at LG Electronics. He has served on the World Economic

Forum’s Global Future Council on Mobility and currently serves as an advisory board member for a number of institutions of higher learning, including the MIT Center for Transportation and Logistics, as well as on several boards in the electronics hardware supply chain.
Lori M. O'Neill is an independent director. Ms. O’Neill is a FCPA, FCA, corporate director and independent financial and governance consultant. She provides governance and financial consulting services to growth companies, after serving over 24 years with Deloitte LLP. As a partner at Deloitte LLP with various national and industry leadership roles, she focused on advising growth companies from start-ups to multinationals, supporting complex transactions, private and public equity offerings, and mergers and acquisitions in Canada and the U.S.  Ms. O'Neill is a board member for Constellation Software Inc., Flow Beverage Corp., and several non-profit, privately held, and crown corporations. Ms. O’Neill graduated from Carleton University with a Bachelor of Commerce (Highest Honors) in 1988, achieved her CPA, CA designation in 1990, her U.S. CPA designation in 2003, and completed the ICD Director Education Program attaining the ICD.D.
Thomas Sieber is an independent director. He also currently serves as the Chairman of the Board of the Swiss utility company Axpo Holding AG, a position he has held since March 2016. Mr. Sieber has extensive experience as a technology industry executive with demonstrated expertise in building pan-European enterprise sales channels.  Mr. Sieber was the CEO of Salt Mobile SA (formerly Orange Switzerland) from 2009 to 2012, where he led a successful turnaround of the business and drove the sale process of the company to a new owner.  He then served as Chairman until the end of 2015. Before joining Orange, Mr. Sieber was Executive Vice President of Sales for Fujitsu Siemens Computers. Mr. Sieber started his career at Hewlett-Packard, advancing to General Manager for Small and Medium Enterprise, EMEA, by the time he left the company in 2001. He studied Business Administration at the University of St.Gallen (HSG) in Switzerland, graduating in 1987.  Mr. Sieber also currently serves on the board of directors of the publicly listed Indian IT services company, HCL Technologies.
Mr. Mark Twaalfhoven is an independent director. Mr. Twaalfhoven is an international executive with more than 25 years of experience in managing and improving efficiency of complex, global technology organizations. Between 2014 and 2019, Mr. Twaalfhoven served as CEO of Pulse Electronics, where he significantly improved profitability and generated a 15-fold return on invested capital upon sale of the company. Previously, Mr. Twaalfhoven was President at Valuec B.V., a Hong Kong based investment firm focusing on performance improvements of growing technology companies. From 2005 to 2009, Mr. Twaalfhoven led the restructuring and successful turnaround of Teleplan International, a listed company providing total lifecycle care solutions for the computer, mobile phone and consumer industries, where he served as President and CEO. Between 1996 and 2005, Mr. Twaalfhoven served in a number of positions, including Senior Vice President and Corporate Officer of Amphenol Corporation, where he led the development and tenfold growth of its Asian operations. Mr. Twaalfhoven holds a Master of Science in Industrial Engineering from Stanford University, a Bachelor’s Degree in Mechanical Engineering from Purdue University and he completed the Advanced Management Program at Harvard Business School.
The Board of Directors has determined that Ms. O'Neill (Chair), Mr. Jones and Mr. Sieber are all Audit Committee financial experts within the meaning of General Instruction B(8)(b) of Form 40-F. Each member of the Audit Committee has extensive experience with oversight of the financial reporting of publicly traded companies including: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.
The SEC has indicated that the designation or identification of a person as an audit committee financial expert does not make such person an “expert” for any purpose, impose any duties, obligations or liability on such person that are greater than those imposed on members of the audit committee or board of directors who do not carry this designation or identification, or affect the duties, obligations or liabilities of any other member of the audit committee or board of directors.

Reliance on Certain Exemptions
At no time since the commencement of the Company’s most recently completed financial year has the Company relied upon any exemption from NI 52-110 provided therein.

Audit Committee Oversight
At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the board of directors of the Company.

Pre-approval Policies and Procedures
The Audit Committee has the sole authority to review in advance and pre-approve all audit and non-audit services to be provided to the Company or its subsidiaries by the external auditor, as well as all fees and other terms of engagement. The Audit Committee may delegate to one or more members the authority to pre-approve non-audit services, provided a report is made to the Audit Committee at its next scheduled meeting. For the fiscal years ended December 31, 2021 and 2020, all of the audit and non-audit services below were pre-approved by the Audit Committee.
Auditor Independence
Sierra Wireless’s Audit Committee has concluded that Ernst & Young LLP, the Company’s independent registered chartered accountants (“Auditors”), is independent under applicable rules and guidelines and, in particular, that the Auditors are free from conflicts of interest that could impair their objectivity in conducting the audit of the Company’s financial statements. The Audit Committee is required to approve all audit and non-audit related services performed by our Auditors, and our Auditors are not permitted to perform services for us prohibited for an independent auditor under applicable Canadian and United States regulations, including the Sarbanes-Oxley Act of 2002.
Auditors’ Fees

	2021	2020
Audit fees	$1,270,600	$1,199,500
Audit-related fees	—	—
Tax fees	9,700	20,711
All other fees	—	—
Total	$1,280,300	$1,220,211
Audit Fees
Audit fees for 2021 and 2020 include fees related to the audit of our year-end financial statements, the audit of our internal control over financial reporting, review of our interim financial statements, statutory audits and services that are normally provided by our Auditors in connection with statutory and regulatory filings or engagements for such year. Audit fees for 2021 also include fees related to consent.
Audit-Related Fees
No audit-related fees were billed by Auditors in 2021 and 2020.
Tax Fees
Tax fees for 2021 relate to tax compliance. Tax fees for 2020 relate to tax compliance and tax due diligence relating to an acquisition.

All Other Fees
No other fees were billed by our Auditors in 2021 or 2020 for services other than those reported in the preceding paragraphs.
LEGAL PROCEEDINGS AND REGULATORY ACTIONS
We are from time to time involved in litigation, certain other claims and arbitration matters arising in the ordinary course of our business.
In June 2021, American Patents LLC filed a patent infringement lawsuit in the United States District Court for the Western District of Texas asserting patent infringement by us in respect of four patents allegedly related to interactions between smart devices and communications networks. The lawsuit was dismissed with prejudice in September 2021.
In January 2017, Koninklijke KPN N.V. filed a patent infringement lawsuit in the United States District Court for the District of Delaware asserting patent infringement by us and our U.S. subsidiary. The lawsuit made certain allegations concerning the alleged use of data transmission error checking technology in our wireless products. The lawsuit was dismissed with prejudice in April 2021.
In August 2014, M2M Solutions LLC filed a patent infringement lawsuit against us in District Court for the District of Delaware asserting patent infringement by us and our US subsidiary. The lawsuit makes certain allegations concerning our wireless products with respect to US Patent No. 8,648,717. In April 2017, M2M Solutions assigned the patent-in-suit to Blackbird Tech LLC, and they became a plaintiff in the lawsuit in June of that year. In May 2021, the Court entered final judgement in favor of Sierra Wireless, which judgment was not appealed by the plaintiff. In January 2022, Sierra Wireless's motion for attorneys’ fees was granted by the Court, which decision is in the process of being appealed by Blackbird Tech LLC.
Intellectual Property Indemnification Claims
We have been notified by certain of our customers in the following matter that we may have an obligation to indemnify them in respect of the products we supply to them:
In June 2019, Sisvel International S.A. and 3G Licensing S.A. (together, “First Suit Plaintiffs”), filed patent infringement lawsuits (the “First Suits”) in the United States District Court for the District of Delaware against one or more of our customers alleging patent infringement with respect to a portfolio of 12 patents allegedly related to technology for 2G, 3G and 4G cellular communications networks. In May 2020, the First Suit Plaintiffs together with Sisvel S.p.A. (collectively, the “Second Suit Plaintiffs”) filed patent infringement lawsuits (the "Second Suits”) in the United States District Court for the District of Delaware, against one or more of our customers alleging patent infringement with respect to a portfolio of 9 patents allegedly related to technology for 3G and 4G cellular communications networks. The allegations in both lawsuits have been made in relation to certain of our customers' products, which may include products which utilize modules sold to them by us. Inter Partes Review (“IPR”) petitions filed by us and others with the United States Patent and Trademark Office have been instituted with respect to 11 of the patents involved in the First Suits and 8 of the patents involved in the Second Suits. The Patent Trial and Appeal Board (PTAB) has issued written decisions invalidating or partially invalidating the challenged claims of 5 patents involved in the First Suits (the remaining 6 instituted petitions filed by others with respect to patents in the First Suits were dismissed). Decisions with respect to the 8 instituted petitions involving patents in the Second Suits are pending. Sisvel has stipulated to a stay of both the First Suits and the Second Suits pending the results of the IPR procedure. We do not admit that Sierra Wireless owes indemnity in response to any of the customer requests with respect to the above matters.
Although there can be no assurance that an unfavorable outcome would not have a material adverse effect on our operating results, liquidity or financial position, we believe the claims made in the foregoing legal proceedings are without merit and intend to defend ourselves and our products vigorously in all cases.

We are engaged in certain other claims, legal actions and arbitration matters, all in the ordinary course of business, and believe that the ultimate outcome of these claims, legal actions and arbitration matters will not have a material adverse effect on our operating results, liquidity or financial position.
We are not aware at this time of any legal proceedings that are contemplated that are required to be disclosed under this section.
Regulatory Actions
During the financial year ended December 31, 2021:
a)no penalties or sanctions were imposed against Sierra Wireless by a court relating to securities legislation or by a securities regulatory authority;
b)no penalties or sanctions were imposed by a court or regulatory body against Sierra Wireless that would likely be considered important to a reasonable investor in making an investment decision; and
c)no settlement agreements were entered into before a court relating to securities legislation or with a securities regulatory authority.
QUORUM EXEMPTION
The rules and regulations of the NASDAQ require each listed issuer to provide that a quorum for its shareholders’ meetings be at least 33 1/3 percent of the issuer’s outstanding shares. The Company has been granted an exemption from this requirement because it is contrary to generally accepted business practices in Canada, the Company’s country of domicile. The Company has had the benefit of this exemption in the current year and prior years.
In determining whether a requirement is contrary to generally accepted business practices, the NASDAQ rules generally look to the requirements of the primary market in the issuer’s country of domicile. The rules and policies of the TSX, the primary market in Canada, do not contain quorum requirements, and the Canada Business Corporations Act, the Corporation’s governing statute, defers to the quorum requirements contained in an issuer’s By-laws. Under the Company’s By-laws, a quorum for a meeting of the Company’s shareholders is two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder or representative for a shareholder so entitled.
REGISTRAR AND TRANSFER AGENT
The Registrar and Transfer Agent for the Common Shares in Canada is Computershare Investor Services Inc., 3rd Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9 and in the United States is Computershare Trust Company, N.A., 462 South 4th Street, Louisville, Kentucky. These offices and the principal offices of Computershare Investor Services Inc. in the City of Toronto maintain the register of Common Shares and can effect transfers and make deliveries of certificates for Common Shares.
MATERIAL CONTRACTS
The following material contracts of the Company were entered into within the most recently completed financial year and to the date of this AIF:
On January 19, 2022, we entered into a credit agreement for the Subordinate Facility with Subordinate the Lenders, as lenders, pursuant to which the Subordinate Lenders agreed to make available to Sierra Wireless a non-revolving term facility in the principal amount of up to C$60 million. See also "Description of Capital Structure - Credit Facilities".

EXPERTS
Our consolidated financial statements as of December 31, 2021 and 2020 and for the years then ended have been audited by Ernst & Young LLP, independent registered Chartered Professional Accountants, our external auditors. As set forth in their report, Ernst & Young have confirmed with respect to the Company, that they are independent within the meaning prescribed by the Chartered Professional Accountants of British Columbia Code of Professional Conduct and within the meaning of Public Company Accounting Oversight Board (United States) (PCAOB) Rule 3520, Auditor Independence.
ADDITIONAL INFORMATION
Additional information relating to the Company:
a.may be found on the System for Electronic Analysis and Retrieval (“SEDAR”) at www.sedar.com and on the SEC’s Electronic Document and Gathering Retrieval System (“EDGAR”) at www.sec.gov;
b.including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, is contained in the Company’s Information Circular for its most recent annual meeting of shareholders; and
c.is provided in the Company’s audited financial statements and related management discussion and analysis for the years ended December 31, 2021 and 2020.